UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
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INSIGHT ENTERPRISES, INC.

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INSIGHT ENTERPRISES, INC.
6820 South Harl Avenue
Tempe, Arizona 85283
NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
June 23, 2009
TO OUR STOCKHOLDERS:
You are cordially invited to attend the Insight Enterprises, Inc. 2009 annual meeting of stockholders on Tuesday, June 23, 2009, at 11:00 a.m. Mountain Standard Time, at our client support center, 910 West Carver Road, Suite 110, Tempe, Arizona 85284, for the following purposes:
(1)	To elect three Class III directors to serve until the 2012 annual meeting of stockholders or until their respective successors have been duly elected and qualified;
(2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2009; and
(3)	To transact such other business as may properly come before the annual meeting or any adjournment of the meeting.
These items are more fully described in the enclosed proxy statement.
Each outstanding share of our common stock entitles the holder of record at the close of business on May 4, 2009 to receive notice of and to vote at the annual meeting or any adjournment or postponement of the meeting. Shares of common stock can be voted at the annual meeting only if the holder is present in person or by valid proxy. A copy of our annual report on Form 10-K is enclosed.

By Order of the Board of Directors,

/s/ Steven R. Andrews

Tempe, Arizona	Steven R. Andrews
May 20, 2009	General Counsel, Chief Administrative Officer and Secretary
YOU MAY VOTE YOUR SHARES BY TELEPHONE, VIA THE INTERNET OR BY MAIL BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD. IF YOU VOTE BY TELEPHONE OR VIA THE INTERNET, YOU SHOULD NOT RETURN YOUR PROXY CARD. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE SIGN, DATE AND RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE YOUR SHARES ARE VOTED AT THE MEETING BY SUBMITTING WRITTEN NOTICE OF REVOCATION TO THE CORPORATE SECRETARY OF INSIGHT ENTERPRISES, INC. OR BY SUBMITTING ANOTHER TIMELY PROXY BY TELEPHONE, INTERNET OR MAIL. IF YOU ARE PRESENT AT THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON, AND THE PROXY WILL NOT BE USED. IF YOU HOLD SHARES THROUGH A BROKER OR OTHER CUSTODIAN, PLEASE CHECK THE VOTING INSTRUCTIONS USED BY THAT BROKER OR CUSTODIAN.

INSIGHT ENTERPRISES, INC.
6820 South Harl Avenue
Tempe, Arizona 85283
PROXY STATEMENT
2009 ANNUAL MEETING OF STOCKHOLDERS
June 23, 2009
This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Insight Enterprises, Inc. Your vote is very important. For this reason, the Board of Directors is requesting that you allow your common stock to be represented at the annual meeting by the persons named as proxies on the enclosed proxy card. This proxy statement is being sent to you in connection with this request and has been prepared for the Board of Directors by our management. The terms “we,” “our,” “Insight” and “Company” refer to Insight Enterprises, Inc. and its subsidiaries. This proxy statement is first being sent to our stockholders on or about May 20, 2009.
GENERAL INFORMATION

Who can vote?	You are entitled to vote your common stock if our records showed that you held your shares as of May 4, 2009, the record date for our meeting. At the close of business on that date, 45,848,169 shares of common stock were outstanding and entitled to vote. Each share of common stock has one vote. The enclosed proxy card shows the number of shares that you are entitled to vote. Your individual vote is confidential. We use our transfer agent to tabulate votes, but we will not disclose your vote to others.

How do I vote?	If your common stock is held by a broker, bank or other nominee (i.e., in street name), you will receive instructions from the registered holder that you must follow in order to have your shares voted. If you hold your shares in your own name (i.e., as a holder of record), you may vote your shares by mail, by telephone or over the Internet. To vote by mail you may instruct the persons named as proxies how to vote your shares by signing, dating and mailing the proxy card in the envelope provided. You may vote by telephone or Internet 24 hours a day, 7 days a week until 12:00 p.m. (CT) on June 22, 2009. The enclosed proxy card contains instructions for telephone and Internet voting. You may also come to the meeting and vote your shares in person.

How may I revoke my	You may revoke your proxy instructions by any of the following procedures:
proxy instructions?

1. Send us another signed proxy with a later date;

2. Send a letter to our Corporate Secretary revoking your proxy before your common stock has been voted by the persons named as proxies at the meeting; or

3. Attend the annual meeting and vote your shares in person.

How are votes counted?	The annual meeting will be held if a majority of our outstanding shares entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting.

If you give us a proxy without giving specific voting instructions, your shares will be voted as recommended by the Board of Directors by the persons named as proxies. We are not aware of any other matters to be presented at the annual meeting except for those described in this proxy statement. However, if any other matters not described in this proxy statement are properly presented at the meeting, the persons named as proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, your shares may be voted by the persons named as proxies on the new meeting date as well, unless you have revoked your proxy instructions prior to that time.

A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the annual meeting, if such shares are otherwise properly represented at the meeting in person or by proxy, but are not counted for purposes of determining the number of shares entitled to vote on any proposal in respect of which the broker or other nominee lacks discretionary authority. Broker non-votes are not considered to be shares entitled to vote and will not affect the outcome of any vote at the meeting.

May I attend the annual meeting?	If you are a holder of record, you may attend the annual meeting. If you plan to attend the annual meeting, please indicate this when you return your proxy. If you are a beneficial owner of common stock held by a broker or bank, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a broker or bank showing your current ownership and ownership of our shares on the record date are examples of proof of ownership. If you want to vote in person shares you hold in street name, you will have to get a proxy in your name from the registered holder before the annual meeting.

What vote is required?	Each of the three nominees for director will be elected upon the affirmative vote of the majority of votes cast with respect to the director’s election, which means the number of votes voted “for” a director nominee must exceed the number of votes “withheld” for that director nominee. Votes cast shall exclude abstentions with respect to that director nominee’s election. Any incumbent director nominee who is not elected by majority vote shall offer to tender his or her resignation to the Board, and the Nominating and Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In such a situation, the Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. In the event of a contested election, director nominees who receive the most votes will be elected.

The proposal to ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm will be adopted upon the affirmative vote of the majority of shares voting on the proposal. In determining whether this proposal has received the requisite number of affirmative votes, abstentions will not be counted and will have no effect on the outcome of the proposal.

Who pays the cost of this proxy solicitation?	We will pay the cost of this proxy solicitation. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy material to their principals and obtaining their proxies. We will solicit proxies by mail, except for any incidental personal solicitation made by our directors, officers and employees, for which they will not be paid. We have retained Georgeson Inc. to assist us in the distribution and solicitation of proxies. We will pay Georgeson Inc. approximately $10,000, plus reimbursement of out-of-pocket expenses, for its services.

Who should I call if I have questions?	If you have questions about the annual meeting or voting, please call our Corporate Secretary, Steven R. Andrews, at (480) 333-3049.

How may I receive a copy of Insight’s annual report on Form 10-K?	A copy of our annual report on Form 10-K for the year ended December 31, 2008 is enclosed. Insight will mail without charge, upon written request, another copy of our annual report on Form 10-K for the year ended December 31, 2008, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be addressed to our Corporate Secretary at 6820 South Harl Avenue, Tempe, Arizona 85283. Our annual report on Form 10-K is also available at www.insight.com.
PROPOSAL NO. 1
ELECTION OF DIRECTORS
There are three Board nominees for re-election to our Board this year: Timothy A. Crown; Kathleen S. Pushor; and Anthony A. Ibargüen. All are Class III directors. Mr. Crown and Ms. Pushor have served as directors since 1994 and 2005, respectively. Mr. Ibargüen was appointed as a Class III director on July 1, 2008 and will stand for election at the 2009 annual meeting of stockholders. Messrs. Crown and Ibargüen and Ms. Pushor each qualify as an “independent director” as defined in NASDAQ Marketplace Rule 5605(a)(2). Unless otherwise instructed, the proxy holders will vote for the election of Messrs. Crown and Ibargüen and Ms. Pushor.
Each of the nominees has agreed to be named in this proxy statement and to serve if elected, and we know of no reason why any of the nominees would not be able to serve. However, if any nominee is unable or declines to serve as a director, or if a vacancy occurs before the election (which events are not anticipated), the proxy holders will vote for the election of such other person or persons as are nominated by the Board.
Information concerning each director nominee is set forth below, along with information about other members of our Board and about our executive officers.
YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR ELECTION OF THE NOMINEES

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS
Our Board currently consists of nine persons, divided into three classes serving staggered terms of three years. The terms of three Class III directors will expire at the 2009 annual meeting (if re-elected, their new terms will expire at the 2012 annual meeting). The terms of the Class I and Class II directors will expire at the 2010 and 2011 annual meetings, respectively. The names of our directors and executive officers, and information about them, are set forth below.

Timothy A. Crown (Age 45) • Chair of the Board • Class III Director • Chair of the Executive Committee	Mr. Crown has been a director since 1994 and assumed the position of Chair of the Board in November 2004. Mr. Crown has been a non-employee director since 2004. Mr. Crown, a co-founder of the Company, stepped down from the position of President and Chief Executive Officer in November 2004, positions he had held since January 2000 and October 2003, respectively.

Bennett Dorrance (Age 63) • Class I Director • Member of the Compensation and Nominating and Governance Committees	Mr. Dorrance has been a director since 2004. Mr. Dorrance has been a Managing Director of DMB Associates, a real estate service company based in Scottsdale, Arizona, since 1984. Mr. Dorrance has served on the Board of Directors of Campbell Soup Company since 1989.

Richard A. Fennessy (Age 44) • President and Chief Executive Officer • Class II Director • Member of the Executive Committee	Mr. Fennessy was elected President and Chief Executive Officer effective November 2004 and was appointed director in September 2005. From 1987 to 2004, Mr. Fennessy worked for International Business Machines Corporation (“IBM”), where he held numerous domestic and international executive positions. His most recent positions included: General Manager, Worldwide, ibm.com; Vice President, Worldwide Marketing — Personal Computer Division; and General Manager, Worldwide PC Direct organization.

Michael M. Fisher (Age 63) • Class I Director • Chair of the Audit Committee • Member of the Executive Committee	Mr. Fisher has been a director since 2001 and is the Audit Committee’s designated financial expert. Mr. Fisher served as President of Power Quality Engineering, Inc., a manufacturer of specialty filters, from 1995 to 2007. Since 2007, Mr. Fisher has also served as a Director of Open Tech Alliance, Inc., a private company engaged in the development of kiosks for the self-storage industry.

Larry A. Gunning (Age 65) • Class II Director • Member of the Nominating and Governance Committee	Mr. Gunning has been a director since 1995. Mr. Gunning has been Manager and Director of 3D Petroleum LLC, a petroleum company, since 2001. From 1988 to 2001, Mr. Gunning was President and a Director of Pasco Petroleum Corp., a petroleum marketing company that merged with 3D Petroleum LLC in 2001. Mr. Gunning is also a member and Director of Cobblestone AutoSpa, which owns and operates several full-service carwashes.

Anthony A. Ibargüen (Age 50) • Class III Director • Member of the Audit and Compensation Committees	Mr. Ibargüen was appointed a director in July 2008. He is Chairman of the Board of Alliance Global Services and Alliance Life Sciences Consulting, privately-held IT consulting firms which were previously part of Alliance Consulting Group, where Mr. Ibargüen was President and CEO from 2004 to 2008. From 2000 to 2004, he was a Managing Director at Internet Capital Group and then (from 2002) Safeguard Scientifics, both publicly-held investment holding companies. From 1996 to 2000, Mr. Ibargüen was President, Chief Operating Officer and a director of Tech Data Corporation, a Fortune 500 global technology distribution company.

Robertson C. Jones (Age 64) • Class II Director • Chair of the Nominating and Governance Committee • Member of the Audit Committee	Mr. Jones has been a director since 1995. From 1992 through 2001, Mr. Jones was Senior Vice President and General Counsel of Del Webb Corporation, a developer of master-planned residential communities.

Kathleen S. Pushor (Age 51) • Class III Director • Member of the Audit and Compensation Committees	Ms. Pushor has been a director since September 2005. Since January 2006, Ms. Pushor has served as President and Chief Executive Officer of the Greater Phoenix Chamber of Commerce. She has resigned that position effective June 2009. From 2003 to 2005, Ms. Pushor served as Chief Executive Officer of the Arizona Lottery. From 1999 to 2002, Ms. Pushor operated an independent consulting practice in the technology distribution sector, and from 1998 to 2005 Ms. Pushor was a member of the Board of Directors of Zones, Inc., a direct marketer of IT products.

David J. Robino (Age 49) • Class I Director • Chair of the Compensation Committee • Member of the Nominating and Governance Committee	Mr. Robino has been a director since May 2007. Mr. Robino served as a Non-Executive Director of Memec Group Holdings Limited, a global distributor of specialty semiconductors, from 2001 until the sale of that business to Avnet, Inc. in 2005. Mr. Robino served Gateway, Inc. first as Executive Vice President and Chief Administrative Officer and later as Vice Chairman from 1998 to 2001.

Steven R. Andrews (Age 56) • General Counsel, Chief Administrative Officer and Secretary	Mr. Andrews joined Insight in September 2007 as our General Counsel and was appointed Secretary in November 2007. In February 2009, in conjunction with a corporate reorganization, Mr. Andrews was also appointed our Chief Administrative Officer. Prior to joining Insight, Mr. Andrews was Senior Vice President, Law and Human Resources of ShopKo Stores, Inc. from 2002 to 2006. Prior to joining ShopKo, Mr. Andrews served as Senior Vice President, General Counsel and Secretary of PepsiAmericas, Inc. from 1999 through 2001.

Glynis A. Bryan (Age 50) • Chief Financial Officer	Ms. Bryan joined Insight in December 2007 as our Chief Financial Officer. Prior to joining Insight, Ms. Bryan served as Executive Vice President and Chief Financial Officer at Swift Transportation Co., Inc. from April 2005 to May 2007. Prior to joining Swift, Ms. Bryan served as Chief Financial Officer at APL Logistics in Oakland, Calif. and in various finance roles at Ryder System, Inc., including Chief Financial Officer of Ryder’s largest business unit, Ryder Transportation Services. Ms. Bryan is a member of the Board of Directors and the Governance and Compensation Committees of Pentair, Inc., a diversified industrial manufacturing company.

Stuart A. Fenton (Age 40) • President — EMEA/APAC	Mr. Fenton joined Insight in October of 2002 as Managing Director of Insight Direct UK Ltd. and was promoted to President of our EMEA operating segment in November 2006. In February 2009, in conjunction with a corporate reorganization, Mr. Fenton also assumed oversight responsibility for our Asia-Pacific operating segment. From 1995 to 2002, Mr. Fenton held various positions at Micro Warehouse Inc., serving most recently as the General Manager of Micro Warehouse Canada.

Helen K. Johnson (Age 40) • Senior Vice President — Treasurer and Investor Relations	Ms. Johnson joined Insight in October 2007 as Senior Vice President, Treasurer and Investor Relations. Prior to joining Insight, Ms. Johnson served from 2000 to 2007 at eFunds Corporation, a publicly held technology solutions provider to the financial institutions market, most recently as Senior Vice President, Treasurer and Investor Relations.

Stephen A. Speidel (Age 44) • Chief Operating Officer and Chief Information Officer	Mr. Speidel has served as Chief Information Officer since November 2007. In February 2009, in conjunction with a corporate reorganization, Mr. Speidel was also appointed our Chief Operating Officer. From June 2004 to November 2007, Mr. Speidel served as Senior Vice President, Operations of our North America segment. Mr. Speidel has been employed in management positions with Insight or one of its acquired entities since November 1996. Prior to joining Insight, Mr. Speidel spent 12 years at IBM working in IBM’s Services business.
MEETINGS OF THE BOARD AND ITS COMMITTEES
The Board of Directors held a total of seven meetings during the year ended December 31, 2008. None of our directors attended fewer than 75% of the aggregate of Board and relevant committee meetings during 2008. The Board currently does not have a policy with regard to director attendance at the Company’s annual meeting of stockholders. However, all of the Board members attended the annual meeting of stockholders in May 2008. The Board has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, and all of these are standing committees.
The Board has determined that all of our directors, except for Mr. Fennessy, our President and Chief Executive Officer, meet the independence requirements of the Marketplace Rules of the NASDAQ Stock Market. The independent directors hold executive sessions without management present on a quarterly basis and more often as they determine appropriate.
The Executive Committee consists of Mr. Crown, Chair, and Messrs. Fennessy and Fisher. The Executive Committee is empowered to act on Board matters that arise between meetings of the full Board or matters that require immediate attention if a quorum of our Board cannot be convened. The Executive Committee did not meet in 2008. In 2008, the Board of Directors, on its own initiative, restricted the authority of the Executive Committee by expressly stating in the Executive Committee’s charter that the Executive Committee shall not exercise powers delegated to other committees of the Board or powers which, under Delaware law, may not be delegated to any committee.

The Audit Committee consists of Mr. Fisher, Chair, Mr. Ibargüen, Mr. Jones and Ms. Pushor. The Audit Committee met 13 times in 2008. Mr. Ibargüen joined the Audit Committee upon his appointment to the Board on July 1, 2008. The Audit Committee assists the Board in fulfilling its responsibilities for generally overseeing our financial reporting processes and the audit of Insight’s consolidated financial statements, including the integrity of the consolidated financial statements and the system of internal control over financial reporting established by management, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, the performance of our internal audit function and our independent registered public accounting firm, our financial risk assessment and financial risk management, and our finance and investment functions. The Vice President of Internal Audit reports directly to the Chair of the Audit Committee. In addition, the Audit Committee reviews and discusses with the Chief Executive Officer and the Chief Financial Officer the procedures undertaken in connection with their certifications included in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission (“SEC”). The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from us for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. The Audit Committee operates pursuant to a written charter, reviewed annually, adopted by the Audit Committee and approved by the Board. The charter may be viewed online on our website at www.insight.com.
The Board has determined that the responsibilities of the Audit Committee, as reflected in its charter, are in accordance with applicable SEC rules and NASDAQ Marketplace Rule(s) for audit committees. Further, the composition and attributes of its members meets the requirements of NASDAQ Marketplace Rule(s), including, without limitation, the independence requirements of NASDAQ Marketplace Rule 5605(c)(2)(A). All Audit Committee members possess the required level of financial literacy, at least one member of the Audit Committee meets the current standard of requisite financial management expertise and our Board has determined that Mr. Fisher, the Chair of the Audit Committee, is an “audit committee financial expert” as defined in Regulation S-K. Our policy is to discourage related party transactions, and prior approval of the Audit Committee is necessary for an officer or director to enter into a related party transaction.
In 2008, the Compensation Committee, composed of Mr. Robino, Chair, Mr. Dorrance, Mr. Ibargüen and Ms. Pushor, met nine times. Mr. Ibargüen joined the Compensation Committee upon his appointment to the Board on July 1, 2008. Each member of the Compensation Committee is an “independent director” as defined in NASDAQ Marketplace Rule 5605(a)(2), a “non-employee” director as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an “outside director” as defined by the Internal Revenue Service under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee is charged with reviewing and approving the annual salary, cash incentive compensation, equity-based incentive compensation and other benefits, including perquisites, to be paid or awarded to directors and officers subject to the reporting requirements of Section 16(a) of the Exchange Act and recommending to the Board of Directors the compensation, including equity-based compensation, for non-employee directors; reviewing and recommending to the Board new equity-based incentive compensation plans and changes to existing plans; and reviewing and discussing the Compensation Discussion and Analysis with management and recommending to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement.
The Compensation Committee operates pursuant to a written charter, reviewed annually, which may be viewed online on our website at www.insight.com. See further information regarding the Compensation Committee’s responsibilities in the following section, entitled “Compensation Discussion and Analysis.”

In 2008, the Nominating and Governance Committee, which consists of Mr. Jones, Chair, and Messrs. Dorrance, Gunning and Robino, met five times. The Nominating and Governance Committee, which recommends candidates to be nominated for election as directors at our annual meeting, regularly assesses the appropriate size of the Board and regularly reviews corporate governance principles and related policies for approval by the Board. The Nominating and Governance Committee operates pursuant to a written charter, reviewed annually, which may be viewed online on our website at www.insight.com. Each member of the Nominating and Governance Committee is an “independent director” as defined in NASDAQ Marketplace
Rule 5605(a)(2).
The Nominating and Governance Committee is responsible for identifying, recruiting and evaluating candidates for the Board, when appropriate, assessing the appropriate size of the Board and making recommendations to the Board regarding the membership of the committees of the Board. In evaluating Board candidates, the Nominating and Governance Committee does not have fixed requirements but will, instead, consider each candidate’s breadth of business experiences and skills, prominence and reputation in their professions, their global business perspectives, concern for the long-term interests of the stockholders and their personal ethics, integrity and judgment as well as Board diversity. The Nominating and Governance Committee is currently considering recommending that the Board increase the size of the Board to 10 by adding an additional director with expertise as a certified public accountant, chief financial officer or corporate controller or similar experience. To that end, the Nominating and Governance Committee is conducting a search for potential nominees and has engaged the services of a professional search firm to identify and to evaluate potential nominees. In the upcoming year, the Nominating and Governance Committee intends to review committee assignments and the Board’s practices for rotation of committee assignments, including rotation of committee chairs, and to report any recommendations as a result of such review to the Board.
Two of the nominees for director being voted upon at the annual meeting, Mr. Crown and Ms. Pushor, are directors standing for re-election. The third nominee, Mr. Ibargüen, was evaluated by the Nominating and Governance Committee as part of a formal search process and was appointed to the Board in July 2008. In determining to recommend the nomination for election as a Class III director of Mr. Crown, Mr. Ibargüen and Ms. Pushor, the Nominating and Governance Committee considered the results of the internal investigation into the Company’s recent restatement of its financial statements that was recently concluded by the Audit Committee. The Nominating and Governance Committee believes that, among other things, each of the nominees provides valuable oversight, contributions and perspective into the business of the Company.
The Nominating and Governance Committee will evaluate nominees recommended by stockholders in the same manner described above. Stockholders may propose director candidates for consideration by sending the name of any recommended candidate, together with pertinent biographical information, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating stockholder’s ownership of our common stock to our Corporate Secretary at 6820 South Harl Avenue, Tempe, Arizona 85283 in accordance with the provisions set forth under the heading “Stockholder Proposals” in this proxy statement.

Stockholders wishing to communicate with the Board or with a Board member should address communications to the Board or the particular Board member, c/o Corporate Secretary, Insight Enterprises, Inc., 6820 South Harl Avenue, Tempe, Arizona 85283. The Corporate Secretary will forward all such communication to the individual Board member or the Board, as appropriate.
COMPENSATION DISCUSSION AND ANALYSIS
The purpose of this Compensation Discussion and Analysis (“CD&A”) is to provide information about each material element of compensation that we pay or award to, or that is earned by, our named executive officers. For 2008, our named executive officers were:
•	Richard A. Fennessy, President and Chief Executive Officer;
•	Glynis A. Bryan, Chief Financial Officer;
•	Stuart A. Fenton, President, EMEA/APAC;
•	Mark T. McGrath, President, North America/APAC (resigned effective March 1, 2009);
•	Gary M. Glandon, Chief People Officer (resigned effective April 2, 2009); and
•	Catherine W. Eckstein, former Chief Marketing Officer (resigned effective July 18, 2008).
This CD&A addresses and explains the numerical and related information contained in the summary compensation tables and includes a discussion of actions regarding executive compensation that occurred after the end of 2008, including the award of bonuses related to 2008 performance, and the adoption of our 2009 compensation programs.
Executive Compensation Philosophy and Objectives
Our long-term success depends on our ability to attract and retain individuals who are committed to the Company’s strategy and core values of client service, respect and integrity. Our general philosophy of executive compensation is to offer competitive base salaries and emphasize cash and equity-based incentive compensation which:
•	is competitive in the marketplace;
•	permits us to attract and retain highly qualified executives;
•	encourages extraordinary effort on behalf of the Company;
•	rewards the achievement of specific financial, strategic and tactical goals by the Company and the individual executive that aligns the interests of management with the interests of our stockholders; and
•	is financially sound.
While the foregoing philosophy still guides the Committee’s actions, during 2008 the Company’s stockholders experienced a significant decline in the price for the Company’s common stock. Consistent with our results and the above philosophy, the Company’s named executive officers, on average, earned less than 40% of their total potential compensation for 2008. Moreover, the Company’s named executive officers, on average, earned less than 20% of their potential incentive compensation for 2008, which consists of the cash incentive plans and the equity incentive plans. These percentages (40% and 20%) were computed assuming 100% of target Restricted Stock Units (“RSUs”) were awarded as a component of the potential incentive compensation for 2008 and valuing those shares at the stock price of the Company’s common stock on the grant date ($18.87).

Against the backdrop of the global recession that began in 2008, the Compensation Committee went to great lengths to develop an executive compensation program for 2009 that is fair and motivating to our executives, while at the same time being mindful of stockholder interests and expectations. Given the unpredictable economic environment and the difficulty of defining appropriate performance standards at both the Company and the individual executive level in 2009, the 2009 compensation program described in this CD&A is based in large part on (1) expectations for the Company’s performance in 2009 under challenging conditions, (2) an effort to continue to align management’s interests with those of our stockholders, and (3) the need to attract and retain qualified individuals. For 2009, substantially less reliance was placed on historical Insight and peer group results and metrics. Instead, the Compensation Committee approved a compensation program that places more emphasis on individual actions and performance that guide or benefit the Company’s performance.
Compensation Consultants and Benchmarking
The Compensation Committee utilizes internal resources, including our People and Development Group, to help it carry out its responsibilities, consults with other members of the Board in connection with its decision making, as appropriate, and has consistently over time engaged independent consultants to assist it in fulfilling its responsibilities. The Compensation Committee has the authority to obtain advice and assistance from, and receives appropriate funding from the Company for, outside advisors as the Compensation Committee deems necessary to carry out its duties. As was done in 2006 and 2007, in 2008 the Compensation Committee retained Towers Perrin, a global human resources consulting firm, as its independent compensation consultant to advise the Compensation Committee on all matters related to executive compensation. In contrast to prior years, however, in 2008 Towers Perrin did not provide an updated competitive analysis of the compensation for the Company’s most senior executives, including its named executive officers. Looking forward, the Compensation Committee plans to obtain competitive analyses at least every other year.
The Compensation Committee began its process of setting executive compensation for 2009 in August of 2008. While Towers Perrin advised the Compensation Committee on various issues, the Compensation Committee’s conclusions and actions were not made in response to or in reference to specific competitive market data because the Company’s past performance and the performance of its peers was deemed by the Compensation Committee to not be as relevant as in past years. This determination was based in part on the significant economic events of 2008, which the Compensation Committee believes makes the historical results and metrics less relevant benchmarks.

Towers Perrin’s 2007 study, which was used to set 2008 executive compensation levels, measured the competitiveness of the Company’s compensation relative to two groups of companies (the “comparison groups”). The comparison groups were chosen by Towers Perrin and approved by the Compensation Committee based upon primary characteristics such as similar business focus, labor market and size. Comparison Group One, which was considered to be the primary peer group, included 19 publicly-traded product and service competitors and suppliers and other enterprises which may compete with the Company for executive talent. Comparison Group Two included 14 publicly-traded technology companies, many of which are significantly larger than Insight. Because of the large variance in size among the companies in Comparison Group Two, Towers Perrin adjusted the compensation data for Comparison Group Two to reflect the revenue size of the Company. This size-adjusted data was used as a basis of comparison of compensation between Insight and the companies in Comparison Group Two. As neither group was limited to companies that are merely competitors or to those that are close comparisons in terms of sales and market capitalization, the Company does not consider these groups to be peer groups for other purposes. In 2007, the specific companies included in Comparison Group One, which represented the same peers used in the 2006 comparison, were as follows:
Comparison Group One (the primary peer group)

Affiliated Computer Services, Inc.	CGI Group, Inc.	PetSmart, Inc.
Amazon.com, Inc.	IKON Office Solutions, Inc.	SYNNEX Corp.
Avnet Inc.	Ingram Micro, Inc.	Tech Data Corp.
BearingPoint, Inc.	Lexmark International, Inc.	Tellabs, Inc.
Bell Microproducts, Inc.	Office Depot, Inc.	Unisys Corp.
CACI International, Inc.	PC Connection, Inc.
CDW Corp.	Perot Systems Corp.
In 2007, the specific companies included in Comparison Group Two, which represented the same peers used in the 2006 comparison (except for the exclusion of Dendrite International, Inc., Electronic Data Systems Corp., HLTH Corp., Microsoft Corp., The Reynolds and Reynolds Co. and Sabre Holdings Corp. in the 2007 comparison because these six companies did not participate in Towers Perrin’s annual survey) were as follows:
Comparison Group Two

Apple, Inc.	International Business Machines Corp.	Seagate Technology
Ceridian Corp.	IKON Office Solutions, Inc.	Sun Microsystems, Inc.
Dell Inc.	Intel Corp.	Unisys Corp.
EMC Corp. (Mass)	Lexmark International, Inc.	Xerox Corp.
Hewlett-Packard Co.	National Semiconductor Corp.
The 2007 Towers Perrin study provided the Compensation Committee with compensation data for base salary, annual cash incentives and long-term equity-based incentive compensation for each comparison group. The study generally concluded that, with respect to total compensation, the Company was positioned below the median of each of the comparison groups. With respect to total cash compensation, which includes base salaries and incentive compensation, the Towers Perrin study generally concluded that the Company was competitive based on comparison group analyses. However, this conclusion was driven primarily by the Company’s above target performance in 2007 and resulting above target incentive compensation, while base salaries were noted to be below market. With respect to long-term equity-based incentive compensation, Towers Perrin generally concluded that the Company’s equity-based incentive compensation plan, including the use of performance-based RSUs and the target level of grants to each executive, was competitive with market practices.
The Compensation Committee used these past studies in addition to other relevant sources of information, such as existing pay levels and other publicly available information about trends in executive compensation, in setting compensation for executives for 2009. Additionally, Towers Perrin advised the Compensation Committee and the Company regarding executive compensation programs generally and provided advice on trends in compensation. The Committee anticipates that it will undertake similar competitive reviews in the future and that it will use the services of outside consultants for similar services in the future.

Compensation Programs Design
The principal components of compensation for the Company’s named executive officers are:
•	base salary and benefits;
•	short-term cash incentive compensation; and
•	long-term equity-based incentive compensation.
As a result of our executive compensation philosophy, a significant percentage of total compensation is allocated to incentive compensation. There is no pre-established policy or target for the allocation between either cash or equity or short-term or long-term incentive compensation. Rather, the different elements of compensation are designed to support and encourage varying behaviors that the Compensation Committee believes will contribute favorably to Company performance.
As discussed in more detail below, the performance measures for the quarterly earnings from operations (“EFO”) component of the 2008 cash incentive plan in the Company and in North America were not met, although they were met to varying degrees in the first three quarters of 2008 in EMEA. Similarly, the performance measures for the 2008 equity-based incentive plan were not met, and, therefore, no performance-based RSUs were earned under the plan in 2008. In light of the low actual performance levels compared to the performance targets set for the 2008 plan, and in light of the decrease in the Company’s stock price and the ongoing general economic decline, the Compensation Committee determined that comparisons to other companies in its peer groups were of less value with respect to establishing the 2009 compensation program than might normally be the case. The Compensation Committee considered prior year results of the Company and worked with management and with its consultant to develop a compensation program suitable for the unpredictable environment facing the Company in 2009. As a result, base salaries remained the same for senior executives in 2009, the value of equity awards was reduced, and the target cash incentive compensation for the Company’s Section 16 officers was reduced by 25%.
Base Salary and Benefits
Base salary and benefits are designed to attract and retain executives by providing a fixed compensation based on competitive market practices. This component of compensation is designed to reward an executive’s core competency in his or her position relative to skills, experience and expected contributions to the Company and to provide the executive with a predictable and reliable component of compensation for his or her services.
The Compensation Committee reviews base salaries annually and in 2008 and prior years generally targeted base pay for executive officers at or nearly at the median of the comparison groups, with adjustments, as appropriate, for tenure, performance and variations in actual position responsibilities from position descriptions in the comparison groups. The 2007 Towers Perrin study concluded that 2007 base salary levels for the Company’s executive officers were generally below the median levels of both comparison groups, and, based on this finding, the Compensation Committee approved certain increases in executive base salaries for 2008. Because of the difficult and continuing global economic conditions facing the Company, management recommended, and the Compensation Committee agreed, that there would be no increases in base salary for 2009 above 2008 levels. Those levels are as follows:
•	Richard A. Fennessy, President and Chief Executive Officer — $750,000 (2009 and 2008);
•	Glynis A. Bryan, Chief Financial Officer — $400,000 (2009 and 2008);
•	Stuart A. Fenton, President, EMEA/APAC — $405,000[1] (2008 — $450,0002);
•	Mark T. McGrath, President, North America/APAC — $425,000 (2009 and 2008; Resigned effective March 1, 2009);
•	Gary M. Glandon, Chief People Officer — $275,000 (2009 and 2008; Resigned effective April 2, 2009); and
•	Catherine Eckstein, former Chief Marketing Officer — $295,000 (2008; Resigned effective July 18, 2008).

[1]	Mr. Fenton’s 2009 salary was translated into U.S. dollars using the British Pound Sterling average exchange rate for the year ended December 31, 2008 of $1.80.

[2]	Mr. Fenton’s 2008 salary was translated into U.S. dollars using the British Pound Sterling exchange rate in effect on December 18, 2007 of $2.02.

Our named executive officers participate in benefit plans generally available to all of our teammates, including medical, health, life insurance and disability plans. Our named executive officers are also eligible to participate in the Company’s 401(k) plan, and receive Company matching contributions, to the extent made by the Company, which are generally available to our teammates. Beginning January 1, 2008, our named executive officers are also eligible to participate in the Company’s Nonqualified Deferred Compensation Plan, which is available to a select group of “management or highly compensated employees” as defined by the Employee Retirement Income Security Act of 1974, as amended. Currently, the Company does not make any contributions to the Nonqualified Deferred Compensation Plan. Mr. Fenton also receives an automobile allowance, which is a benefit generally available to executives in the United Kingdom, where Mr. Fenton resides. These benefits are part of our broad-based total compensation programs offered in the geography in which each of the executives resides.
Short-Term Cash Incentive Compensation
The Compensation Committee views cash incentive compensation as a means of closely tying a significant portion of the total potential annual cash compensation for executives to the financial and operational performance of the Company or the portion of the Company for which the executive has management responsibility. Our cash incentive compensation plans are designed to reward individuals for the achievement of certain defined financial objectives of the Company, as well as annual individual or Company financial, strategic and tactical objectives. All officers subject to Section 16(a) of the Exchange Act, including our named executive officers, have an annual cash incentive plan. The financial objectives and performance goals are approved by the Compensation Committee and are set at the beginning of the year. These objectives and goals are integrated into the management cash incentive plans throughout the organization to foster a team environment where the entire Company is focused on the same set of objectives and goals.
The Compensation Committee annually reviews financial objectives, performance goals and target cash incentive compensation. In 2008 and prior years, the Compensation Committee generally targeted cash incentive compensation for executive officers at or near the median of the comparison groups and adjusted, as appropriate, for tenure, performance and variations in actual position responsibilities from position descriptions in the comparison groups. The 2007 Towers Perrin study utilized to set 2008 cash incentive targets generally concluded that the Company’s cash incentive compensation was competitive based on its comparison group analysis. For 2009, however, as described more fully below, the Compensation Committee developed a program that focuses on Company performance and individual executive performance in what the Compensation Committee believes will be an unusually unpredictable year.
2008 Cash Incentive Plan
Under the 2008 cash incentive plan, the named executive officers earned cash incentive compensation based on achievement of financial objectives against targeted amounts for the Company or their respective business units, with payouts varying with financial performance levels below and above target levels (awards were discretionary and outside of the plan over or below specified levels). Annual and quarterly financial performance targets were set in conjunction with the 2008 annual budget process at the beginning of 2008 and were considered to be challenging but achievable given the tactical and strategic plans that were in place at the time. The total target cash incentive compensation for 2008 was based 60% on non-GAAP EFO (defined under the plan as the actual 2008 EFO excluding charges for goodwill impairment and costs associated with the stock option review, if any) of the Company, or the executives’ respective business units. For this 60% component, performance was measured and paid quarterly on a sliding scale, with a minimum payout of zero and a maximum payout of 175% of the EFO cash incentive target. The quarterly EFO cash incentive was designed to pay out at 100% upon the achievement of consolidated EFO for 2008 of $167.7 million. The remaining 40% of the target cash incentive compensation was based on achievement of annual individual performance goals, with the Compensation Committee determining the actual amounts to be paid to the Chief Executive Officer and the other executive officers of the Company.

As previously noted, none of the EFO targets were met by the Company or its North America operations in 2008. The EFO targets for EMEA were met to varying degrees and, accordingly, Mr. Fenton was paid quarterly bonuses in each of the first three quarters of 2008. Cash incentive awards were made by the Compensation Committee under the annual individual performance component of the plan on February 17, 2009. The actual 2008 cash incentive compensation, as compared to 2008 targets, for the named executive officers was awarded as follows:

	Based on EFO		Based on Individual
	Goals		Performance Goals		Total
Name	Target	Actual	Target	Actual	Target	Actual
Richard A. Fennessy	$900,000	$—	$600,000	$450,000	$1,500,000	$450,000

Glynis A. Bryan	255,000	—	170,000	170,000	425,000	170,000

Stuart A. Fenton[1]	174,600	154,787	116,400	99,524	291,000	254,311

Mark T. McGrath[2]	300,000	—	200,000	100,000	500,000	100,000

Gary M. Glandon[2]	93,000	—	62,000	58,900	155,000	58,900

Catherine W. Eckstein[2]	123,000	—	82,000	—	205,000	—

[1]	Mr. Fenton’s 2008 target incentive compensation was translated into U.S. dollars using the British Pound Sterling exchange rate in effect on December 18, 2007 of $2.02, and actual incentive compensation was translated into U.S. dollars using the British Pound Sterling average exchange rate for the year ended December 31, 2008 of $1.80.

[2]	Mr. McGrath, Mr. Glandon and Ms. Eckstein resigned from the Company effective March 1, 2009, April 2, 2009 and July 18, 2008, respectively.
The Compensation Committee also had the authority to approve discretionary awards outside of the plan; however, no discretionary cash bonuses were approved by the Compensation Committee for the named executive officers during 2008.
2009 Cash Incentive Plan
For 2009, the Compensation Committee continued its emphasis on cash incentive compensation by setting cash incentive plans for executive officers so that a significant portion of total compensation will be awarded through cash incentives if performance measures are met, although, as previously noted, the target cash incentive levels for executive officers have been reduced by 25% for 2009.
The 2009 cash incentive plan (the “2009 Plan”) provides incentive award opportunities for select employees, including executive officers. The 2009 Plan was adopted pursuant to the Company’s 2007 Omnibus Plan, which was approved by the Company’s stockholders at the Company’s 2007 annual meeting of stockholders, and is intended to permit the Company to deduct annual incentive payments under Section 162(m) of the Code (“Section 162(m)”). Under the 2009 Plan, the Company established for each executive officer a performance goal (the “162(m) performance goal”) for the 2009 Plan. The 162(m) performance goal is based on actual diluted earnings per share (“EPS”) for 2009, on a consolidated non-GAAP basis, with non-GAAP EPS being defined as the actual 2009 EPS from continuing operations excluding certain items, specified in advance and approved in advance by the Compensation Committee, that are not considered to be part of ongoing business, such as goodwill impairment charges. The 162(m) performance goal for 2009 requires that the Company achieve a certain percentage of its budgeted 2009 EPS. The budgeted 2009 EPS was set in conjunction with the Company’s overall annual budget process and is considered to be challenging, but achievable, given the uncertain economic environment and the tactical and strategic plans that have been developed for 2009. In order for the 2009 Plan to be funded so that an executive can receive up to the maximum payment of his or her cash incentive award (200% of his or her annual cash incentive target), the Company must achieve at least 80% of its budgeted EPS for 2009. If the Company achieves less than 80% but at least 50% of its budgeted 2009 EPS, the 2009 Plan will be funded so that an executive can receive up to a maximum of 100% of his or her annual cash incentive target. If the Company does not achieve at least 50% of its budgeted 2009 EPS, the 2009 Plan will not be funded and executive officers will not be eligible for any cash incentive payments.
The Compensation Committee will determine the actual bonus award paid to each executive officer by reducing or eliminating (but not increasing) the maximum cash incentive award based on the Compensation Committee’s evaluation of the executive’s performance against individual performance goals. The individual performance goals, which were established by the Compensation Committee in early 2009, are based 50% on EFO performance for the Company or the executive officer’s operating segment(s) and 50% on a variety of qualitative/subjective performance goals and quantitative/objective performance goals. The Compensation Committee reserves the right to establish the actual cash incentive award for each executive officer at the level it deems appropriate based on the performance of the Company, the performance of the executive officer’s operating segment(s), and the performance of the individual executive officer (but not greater than the maximum). Although the performance goals are tailored for each executive officer, the goals are generally designed to reward individuals for the achievement of defined financial, strategic and tactical objectives, including: operational metrics, such as profitability, stockholder value, liquidity and return on invested capital; building stronger client relationships and differentiation within the Company’s value proposition to clients; establishing and maintaining effective internal controls, risk management and corporate governance; developing and retaining key employees and executives; and building and maintaining strong stockholder relationships.
Given the overall economic environment in 2009, management recommended, and the Compensation Committee approved, a 25% reduction in the target and maximum cash incentive payments for the Company’s executive officers. The approved 2009 target and maximum cash incentive compensation for each of our current named executive officers1 are as follows:
•	Richard A. Fennessy, President and Chief Executive Officer — Target $1,125,000; Maximum $2,250,000;
•	Glynis A. Bryan, Chief Financial Officer — Target $318,750; Maximum $637,500; and
•	Stuart A. Fenton, President, EMEA/APAC — Target $196,429[2]; Maximum $392,858[2].

[1]	As discussed elsewhere, Messrs. McGrath and Glandon resigned effective March 1, 2009 and April 2, 2009, respectively.

[2]	Mr. Fenton’s 2009 target and maximum cash incentive compensation were translated into U.S. dollars at the British Pound Sterling average exchange rate for the year ended December 31, 2008 of $1.80.

Long-Term Equity-Based Incentive Compensation
The Compensation Committee views long-term equity-based compensation as a critical component of the overall executive compensation program. The principal objectives for long-term equity-based compensation are to:
•	enhance the link among Company performance, the creation of stockholder value and long-term incentive compensation;
•	facilitate increased equity ownership by executives;
•	encourage executive retention through use of multiple-year vesting periods; and
•	provide competitive levels of total compensation to executive officers if expected levels of performance are achieved.
Long-term equity-based incentives are currently issued in the form of service and performance-based RSUs. Performance-based RSUs are issued only if predetermined annual financial performance goals (diluted EPS for 2008 and 2009) are achieved and are subject to a three-year vesting period. To encourage overachievement of targets, significant upside potential exists related to the number of RSUs ultimately issued. The three-year vesting period is designed to encourage continued employment with the Company and enhancement of stockholder investments in the Company. The number of performance-based RSUs ultimately issued varies based on the achievement of threshold levels of financial performance, with greater numbers of shares awarded for higher levels of financial performance. If the Company’s financial performance does not meet or exceed a set performance threshold, no performance-based RSUs are issued. All grants of equity-based compensation are currently made under the Company’s 2007 Omnibus Plan, as amended.
For 2008 and prior years, the Compensation Committee reviewed target equity-based incentive compensation annually and targeted equity-based incentive compensation for executive officers at or near the median of the comparison groups. In 2008, with respect to long-term incentive compensation, Towers Perrin generally concluded that our equity-based incentive compensation plan, including the use of performance-based RSUs and the target level of grants to each executive, was competitive with market practices. As explained above, none of the performance measures under the 2008 equity-based incentive compensation plan were met due to the Company’s decline in EPS in the difficult market we encountered in 2008. For 2009, the Compensation Committee did not believe the performance of the Company’s peer groups was as important of a factor to consider for 2009.
In order to link equity-based incentive compensation more closely to annual performance and to continue to align the interests of management and stockholders and, in part, in light of changing stockholder expectations, in December 2005 the Compensation Committee adopted a practice of initiating annual grants of equity-based incentive compensation awards to executives early in the year (as opposed to later in the year or periodically throughout the year) in connection with the annual budgeting process. Also, early in the year, the Compensation Committee will approve the annual RSU program grants as well as a pool of shares from which the Chief Executive Officer may make discretionary or new hire RSU grants throughout the year, or both, to individuals other than individuals who are subject to the reporting requirements of Section 16(a) of the Exchange Act. The pool of RSUs is based on the recommendation of management and review of the overall equity compensation expense expected to be recorded in current and future years in the consolidated financial statements.

2008 Equity-Based Incentive Plan
For 2008, RSUs granted to executive officers were 100% performance-based. The number of RSUs to be issued under these performance-based grants was designed to increase or decrease depending on whether actual EPS for the fiscal year ended December 31, 2008, on a consolidated non-GAAP diluted basis, with non-GAAP EPS being defined under the plan as the actual 2008 EPS from continuing operations excluding charges for goodwill impairment and costs associated with the stock option review (if any), was greater or less than target EPS. The minimum number of RSUs that could be issued was zero, and the maximum number was 130% of the target award. The annual financial performance targets were set in conjunction with the annual budget process and were considered to be challenging, but achievable, given the tactical and strategic plans that were in place at the time. The target EPS range approved by the Compensation Committee for equity-based incentive compensation for 2008 was $1.70 to $2.26 with 100% of target RSUs awarded for actual 2008 EPS of $2.00 — $2.12.
As previously noted, the minimum EPS goals for 2008 were not met, and none of the 2008 performance-based RSUs were earned by the named executive officers or by any plan participants.
The Compensation Committee also has the ability to make discretionary awards outside of the plan; however, no discretionary awards were made to the named executive officers during 2008.
2009 Equity-Based Incentive Plan
The 2009 pool of RSUs, which are 40% service-based and 60% performance-based, was established for executive officers on February 20, 2009 and will vest in three equal installments beginning on February 20, 2010. The number of RSUs to be issued under the performance-based grants will increase or decrease depending on the Company’s actual diluted EPS for the fiscal year ending December 31, 2009, on a consolidated non-GAAP diluted basis, with non-GAAP EPS being defined as actual 2009 EPS from continuing operations, excluding certain items not considered to be part of the ongoing business, such as goodwill impairment charges, as approved in advance by the Compensation Committee. For the performance-based RSUs: if the Company achieves less than 50% of its budgeted 2009 EPS, no RSUs will be issued; if the Company achieves at least 50% of its 2009 budgeted EPS, 25% of the target number of RSUs will be issued; if the Company achieves 68% of its 2009 budgeted EPS, 50% of the target number of RSUs will be issued; if the Company achieves 100% of its 2009 budgeted EPS, 100% of the target number of RSUs will be issued; and if the Company achieves 138% or greater of its 2009 budgeted EPS goal, 200% of the target number of RSUs will be issued (without duplication). The budgeted EPS target was set in conjunction with the Company’s overall annual budget process and is considered to be challenging, but achievable, given the tactical and strategic plans that have been developed for 2009.
In determining the amount of equity-based incentive compensation for 2009, the Compensation Committee considered the fact that no awards were ultimately made under the 2008 equity-based incentive plan because the performance measures were not met. Moreover, the Compensation Committee considered that even though the number of RSUs granted to senior executives under the 2009 plan was greater than the target number granted under the 2008 plan, the value of the award, at date of grant, was substantially lower (roughly 30% of the value of the 2008 target awards) because of the significant decrease in the Company’s stock price. One of the Compensation Committee’s goals in setting higher target awards for senior executives under the 2009 plan is to provide retention value for senior executives through stock price improvement, which the Compensation Committee believes aligns the interests of management and the stockholders. The 2009 total service-based and performance-based RSUs, granted on February 20, 2009, included the following target awards for our current named executive officers:
•	Richard A. Fennessy, President and Chief Executive Officer — 131,004;
•	Glynis A. Bryan, Chief Financial Officer — 89,766; and
•	Stuart A. Fenton, President, EMEA/APAC — 74,151.

2008 Performance-Awarded RSU Retention Plan
In 2008, in order to provide a long-term incentive and retention mechanism for our Chief Executive Officer and the Presidents of our operating segments, and to provide an incentive tied to stockholder value, the Chair of the Board of Directors and the Chair of the Compensation Committee worked with Towers Perrin to develop an additional long-term incentive plan based upon specific levels of stock price improvement.
The plan provided for the award of RSUs based upon achievement of specific stock price hurdles within specific timeframes over a three-year period from 2009 — 2011. If all or some hurdles were not achieved, 33% of the remaining award (i.e., any shares not issued for achievement of the specific stock price hurdles in the specific timeframes) would have been made on February 15, 2013, assuming continued employment. However, due to the current economic climate and the decrease in Insight’s stock price, on February 19, 2009, Messrs. Fennessy, Fenton and McGrath agreed to forfeit the awards, resulting in the termination of the plan. Accordingly, no shares were, or will be, issued under these awards.
Nonqualified Deferred Compensation Plan
Named executive officers (as well as other eligible employees) may participate in the Insight Nonqualified Deferred Compensation Plan (“Deferred Compensation Plan”), a nonqualified deferred compensation plan adopted and approved by the Compensation Committee and ratified by the Board of Directors. The Deferred Compensation Plan permits participants to voluntarily defer receipt of compensation, and participants earn a rate of return on their deferred amounts based on their selection from a variety of independently managed funds. The Company does not provide a guaranteed rate of return on these deferred amounts, and the rate of return realized depends on the participant’s fund selections and market performance of these funds. The Company does not currently make any contributions to the Deferred Compensation Plan.
Severance and Change in Control Plans
Severance and change in control plans are designed to facilitate the Company’s ability to attract and retain executives as the Company competes for talented employees in a marketplace where such protections are commonly offered. Severance benefits are designed to provide benefits to ease an executive’s transition due to an unexpected employment termination by the Company due to changes in the Company’s employment needs. Change in control benefits are intended to encourage executives to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes. See further detail under the section entitled “Employment Agreements, Severance and Change in Control Plans.”
Perquisites
We provide our executive officers with relatively limited perquisites that we believe are reasonable and in the best interests of the Company. In 2008, Mr. Fenton was provided with an automobile allowance, which is a benefit generally available to management in the United Kingdom, where Mr. Fenton resides. These benefits are part of our broad-based total compensation programs offered in the geography in which each of the executives resides. The value of aggregate perquisites to named executive officers did not exceed $10,000 for any individual named officer, except Mr. Fenton.

Stock Ownership Guidelines
On February 15, 2007, the Board, upon the recommendation of the Compensation Committee, adopted stock ownership guidelines that:
•	are designed to align the interests of key executives, Board members and stockholders;
•	provide a five-year transition period for each new executive and each new Board member to reach ownership guidelines; and
•	define which ownership interests will count towards the guidelines.
The guidelines specify that, subsequent to the five-year transition period, as of each January 1, each executive and each Board member is expected to hold Insight shares at least equal to a specified multiple of his or her annual base salary or retainer. For the President and Chief Executive Officer, two times annual base salary is required, for all other Executives, one times annual base salary is required, and for Board members, two times the annual base retainer is required. Failure to meet or to show sustained progress toward meeting the Stock Ownership Guidelines may result in a reduction in future long-term incentive grants and also may result in a requirement to retain some or all stock attained through Company grants of equity until the Stock Ownership Guidelines are attained.
Role of Executives in the Compensation Setting Process
The Compensation Committee has the overall responsibility for approving the cash-based incentive compensation for the officers that are subject to the reporting requirements of Section 16(a) of the Exchange Act. To facilitate this process, the Chief Executive Officer and People and Development Group prepare and present information and recommendations to the Compensation Committee for review, consideration and approval, but they do not recommend their own cash-based incentive compensation.
With respect to compensation of all other teammates, the Compensation Committee functions in an oversight role as these decisions are considered the responsibility of management. With respect to equity-based compensation, the Compensation Committee approves the annual RSU program grants as well as the pool of available shares from which the Chief Executive Officer may make discretionary or new hire RSU grants throughout the year, or both, to individuals other than individuals who are subject to the reporting requirements of Section 16(a) of the Exchange Act. Similar to cash-based incentive compensation, for all officers subject to the reporting requirements of Section 16(a) of the Exchange Act, the Chief Executive Officer and People and Development Group prepare and present information and recommendations to the Compensation Committee for review, consideration and approval of the equity-based awards by the Compensation Committee. For all other teammates, management is responsible for recommending to the Compensation Committee the teammates to receive grants and the nature and size of the proposed equity-based awards.
The Chief Executive Officer does not have the ability to call Compensation Committee meetings and does not attend those portions of the Compensation Committee meetings when his compensation is discussed. During 2008, the Chief Executive Officer did not meet with Towers Perrin outside of Compensation Committee meetings or retain any other compensation consultant.
Chief Executive Officer Compensation
The Compensation Committee determines compensation for the Chief Executive Officer using the same criteria it uses for other executives, placing relatively less emphasis on base salary and, instead, creating greater performance-based opportunities for short-term and long-term incentive compensation (cash and equity, respectively). The Compensation Committee met in executive session to evaluate the performance of the Chief Executive Officer in 2008, and the Compensation Committee set the compensation of the Chief Executive Officer in conjunction with the performance review process.

Executive Compensation Recovery
We have an incentive compensation recovery policy that applies to our executive officers. Under this policy, in the event of a material restatement of our financial results, we may recover from an executive officer any incentive compensation that was based on having met or exceeded performance targets if an executive officer engaged in fraud or intentional misconduct that resulted in an increase in his or her incentive compensation.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Code Section 162(m) generally prohibits a public company from taking an income tax deduction for compensation over $1 million paid to the Chief Executive Officer and its four other highest paid executive officers unless certain conditions are met. While the anticipated tax treatment of compensation is given some weight in making compensation decisions, the Compensation Committee has not adopted a policy of limiting awards of compensation to amounts that would be deductible under Section 162(m) because the Compensation Committee believes that awards of compensation which would not comply with the Section 162(m) requirements may at times further the long-term interests of the Company and its stockholders. The Compensation Committee believes that it is important to maximize the corporate tax deductibility of executive compensation. Therefore, to help maximize the deductibility of payments made beginning in 2008, the Company sought and received stockholder approval of its 2007 Omnibus Plan.
Accounting for Stock-Based Compensation
Effective January 1, 2006, we adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“SFAS No. 123R”). Under the fair value recognition provisions of SFAS No. 123R, we recognize stock-based compensation based on the fair value at the grant date net of an estimated forfeiture rate and only recognize compensation expense for those shares expected to vest over the requisite service period of the award.

COMPENSATION COMMITTEE REPORT
Based on the Compensation Committee’s review of the above Compensation Discussion and Analysis and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
COMPENSATION COMMITTEE:

David J. Robino, Chair	Bennett Dorrance	Kathleen S. Pushor	Anthony A. Ibargüen
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, as amended, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any such filings.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No member of the Compensation Committee was at any time during 2008 or at any other time an officer or employee of Insight, and no member had any relationship with Insight requiring disclosure under Item 404 of Regulation S-K. No executive officer of Insight has served on the Board or Compensation Committee of any other entity that has or has had one or more executive officers who served as a member of the Board or the Compensation Committee of Insight during 2008.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table gives information with respect to our existing equity compensation plans as of December 31, 2008:

	Number of			Number of Securities
	Securities to be		Weighted	Remaining Available for
	Issued upon		Average	Future Issuance under
	Exercise of		Exercise Price	Equity Compensation Plans
	Outstanding		of Outstanding	(Excluding Securities
Plan Category	Options		Options	Reflected in Column (a))
	(a)		(b)	(c)

Equity compensation plans approved by security holders	2,444,379	(1)	$19.36	3,026,135	(2)

Equity compensation plans not approved by security holders	92,294	(3)	$22.47	—

Total	2,536,673		$19.47	3,026,135

(1)	Consists of options that are outstanding under our 1998 Long Term Incentive Plan, our 1994 Stock Option Plan and our 2007 Omnibus Plan (the “2007 Plan”).

(2)	Consists of shares of common stock remaining available for issuance under the 2007 Plan.

(3)	Consists of options that are outstanding under our 1999 Broad Based Plan.
On October 1, 2007, Insight’s Board of Directors approved the 2007 Plan, and it became effective when it was approved by Insight’s stockholders at the annual meeting on November 12, 2007. The 2007 Plan is administered by the Compensation Committee of Insight’s Board of Directors. Except as provided below, the Compensation Committee has the exclusive authority to administer the 2007 Plan, including the power to determine eligibility, the types of awards to be granted, the price and the timing of awards. Under the 2007 Plan, the Compensation Committee may delegate some of its authority to our Chief Executive Officer to grant awards to individuals other than individuals who are subject to the reporting requirements of Section 16(a) of the Exchange Act. Teammates, officers and members of the Board of Directors are eligible for awards under the 2007 Plan, and consultants and independent contractors are also eligible if they provide bona fide services to Insight that are not related to capital raising or promoting or maintaining a market for Insight’s stock. The 2007 Plan allows for awards of options, stock appreciation rights (SARs), restricted stock, restricted stock units (RSUs), performance awards as well as grants of cash awards. A total of 4,250,000 shares of stock are reserved for awards issued under the 2007 Plan. As of December 31, 2008, 3,026,135 shares of stock were available for grant under the 2007 Plan.
In October 1997, the Company’s stockholders approved the 1998 Long-Term Incentive Plan (the “1998 LTIP”) for our officers, teammates, directors, consultants and independent contractors. The 1998 LTIP authorized grants of incentive stock options, non-qualified stock options, stock appreciation rights, performance shares, restricted common stock and performance-based awards. In 2000, the Company’s stockholders approved an amendment to the 1998 LTIP increasing the number of shares eligible for awards to 6,000,000 and allowing our Board of Directors to reserve (which it did) additional shares such that the number of shares of common stock available for grant under the 1998 LTIP and any other option plans, plus the number of options to acquire shares of common stock granted but not yet exercised, or in the case of restricted stock, granted but not yet vested, under the 1998 LTIP and any other option plans, shall not exceed 20% of the outstanding shares of our common stock at the time of calculation of the additional shares. With stockholder approval of the 2007 Plan in November 2007, as discussed above, no more grants will be made under the 1998 LTIP.
In September 1999, we established the 1999 Broad Based Employee Stock Option Plan (the “1999 Broad Based Plan”) for our teammates. The total number of stock options initially available for grant under the 1999 Broad Based Plan was 1,500,000; provided, however, that no more than 20% of the shares of stock available under the 1999 Broad Based Plan may be awarded to the officers of the Company. With stockholder approval of the 2007 Plan in November 2007, as discussed above, no more grants will be made under the 1999 Broad Based Plan.

SUMMARY COMPENSATION TABLE
The table below sets forth the total compensation for services rendered to us by our principal executive officer, our principal financial officer and our four other most highly compensated executive officers. We refer to these persons as named executive officers. The amounts shown include both amounts paid and amounts deferred.

						Non-Equity
						Incentive Plan	All Other
Name and Principal			Bonus	Stock Awards	Option Awards	Compensation	Compensation
Position	Year	Salary ($)	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	Total ($)

Richard A. Fennessy	2008	750,000	—	1,073,931	40,378	450,000	5,639	2,319,948
President and	2007	700,000	—	1,404,708	988,560	1,209,180	4,586	4,307,034
Chief Executive Officer	2006	695,000	150,000	962,790	2,313,872	1,397,553	4,812	5,524,027

Glynis A. Bryan (5)	2008	400,000	—	78,151	369,607	170,000	3,593	1,021,351
Chief Financial Officer	2007	16,667	—	—	14,138	4,815	—	35,620

Stuart A. Fenton (6)	2008	417,318	—	475,582	22,717	254,311	41,072	1,211,000
President -	2007	423,809	—	492,501	173,031	353,720	64,743	1,507,804
EMEA/APAC	2006	370,430	78,341	248,024	360,340	179,880	55,361	1,292,376

Mark T. McGrath (5)	2008	425,000	—	710,154	91,373	100,000	2,189	1,328,716
President — North	2007	375,000	26,250	770,287	349,783	390,195	1,482	1,912,997
America/APAC	2006	325,000	50,000	438,852	723,222	528,418	1,512	2,067,004

Gary M. Glandon (5)	2008	275,000	—	204,624	30,579	58,900	5,837	574,940
Chief People Officer	2007	255,000	—	335,889	160,058	136,974	3,720	891,641
	2006	235,000	15,000	170,171	340,953	163,546	3,476	928,146

Catherine W. Eckstein (5)	2008	163,006	—	217,809	—	—	526,543	907,358
Chief Marketing Officer	2007	285,000	—	368,625	66,496	177,059	30,139	927,319
	2006	275,000	20,000	202,908	134,135	214,805	2,620	849,468

(1)	On February 13, 2008 and February 15, 2007, the Compensation Committee approved discretionary cash bonuses for 2007 and 2006, respectively, for the named executive officers.

(2)	These amounts reflect the dollar amount of compensation expense recognized in accordance with SFAS No. 123R for financial statement purposes for the years ended December 31, 2008, 2007 and 2006, respectively. These amounts include awards pursuant to the 2007 Plan and the 1998 LTIP and thus may include amounts from awards granted in and prior to the respective years presented. Assumptions used in the calculations of these amounts are included in the footnotes to the our audited consolidated financial statements for the fiscal years ended December 31, 2008, 2007 and 2006, which are included in Item 8 of our annual report on Form 10-K filed with the SEC. No estimate of forfeitures is included in these amounts, nor were any actual forfeitures included in these amounts. The amounts for the years ended December 31, 2007 and 2006 have been adjusted as a result of the restatement of our consolidated financial statements included in our 2008 annual report on Form 10-K. The restatements reflect adjustments to recognize stock based compensation expense related to performance-based RSUs on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in substance, multiple awards (i.e., a graded vesting basis) instead of on a straight-line basis over the requisite service period for the entire award.

(3)	Non-Equity Incentive Plan Compensation represents bonuses earned by executives under the 2008 and 2007 cash incentive plans, respectively, as described in the Compensation Discussion and Analysis section of this proxy statement. The incentive plan compensation for 2008 was paid to the named executive officers prior to March 15, 2009.

(4)	All Other Compensation represents payments to:
•	Mr. Fennessy for matching contributions to his 401(k) and value received related to an annual sales incentive trip of $3,450 and $2,189, respectively in 2008.

•	Ms. Bryan for matching contributions to her 401(k) and value received related to an annual sales incentive trip of $3,450 and $143, respectively in 2008.

•	Mr. Fenton for auto allowances and retirement plan contribution of $34,279 and $6,793, respectively, in 2008. We consider the cost of the auto allowance for Mr. Fenton a perquisite.

•	Mr. McGrath for value received related to an annual sales incentive trip of $2,189 in 2008.

•	Mr. Glandon for matching contributions to his 401(k), value received related to an annual sales incentive trip and health club dues of $3,450, $2,189 and $198, respectively in 2008.

•	Ms. Eckstein for severance, payout of accrued vacation, matching contributions to her 401(k) and value received related to an annual sales incentive trip of $500,000, $21,558, $2,796 and $2,189, respectively in 2008. Ms. Eckstein’s employment with the Company ended on July 18, 2008, with Ms. Eckstein receiving severance equal to one year of base salary ($295,000) and one times her annual target incentive compensation ($205,000).

(5)	Mr. McGrath, Mr. Glandon and Ms. Eckstein resigned from the Company effective March 1, 2009, April 2, 2009 and July 18, 2008, respectively. Ms. Bryan was appointed Chief Financial Officer effective December 16, 2007.

(6)	Mr. Fenton is a resident of the United Kingdom. He is paid in British Pounds Sterling. The 2008 amounts above were determined by multiplying the average quarterly exchange rates applicable at March 31, June 30, September 30, and December 31, of 2008 by the compensation earned during the quarter. The 2007 amounts above were determined by multiplying the average annual exchange rate by the compensation earned during the year.

Except for the car allowance provided to Mr. Fenton, the cost of certain perquisites and other personal benefits are not included because in the aggregate they did not exceed, in the case of any named executive officer, $10,000.

GRANTS OF PLAN-BASED AWARDS
The following table sets forth information regarding grants of plan-based awards made during the year ended December 31, 2008 to the named executive officers.

									Grant Date
									Fair Value
			Estimated Future Payouts Under Non-			Estimated Future Payouts Under Equity			of Stock
			Equity Incentive Plan Awards (1)			Incentive Plan Awards (2)			and Option
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target		Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	Maximum (#)	($)(3)

Richard A. Fennessy	2/20/2008	2/13/2008	—	1,500,000	2,175,000	—	65,502	85,153	1,236,024
	1/23/2008	1/23/2008	—	—	—	—	300,000	300,000	3,512,064

Glynis A. Bryan	2/20/2008	2/13/2008	—	425,000	616,250		44,883	58,348	846,942
	1/10/2008	11/12/2007	—	—	—	—	15,000	15,000	240,600

Stuart A. Fenton (4)	2/20/2008	2/13/2008	—	291,000	421,950	—	32,956	42,843	621,880
	1/23/2008	1/23/2008	—	—	—	—	100,000	100,000	1,170,688

Mark T. McGrath (5)	2/20/2008	2/13/2008	—	500,000	725,000	—	44,883	58,348	846,942
	1/23/2008	1/23/2008	—	—	—	—	150,000	150,000	1,756,032

Gary M. Glandon (5)	2/20/2008	2/13/2008	—	155,000	224,750	—	22,284	28,969	420,499

Catherine W. Eckstein (5)	2/20/2008	2/13/2008	—	205,000	297,250	—	22,284	28,969	420,499

(1)	Represents awards under the 2008 cash incentive plan discussed under the heading “2008 Cash Incentive Plan” of the Compensation Discussion and Analysis in this proxy statement. The maximum estimated future payouts under non-equity incentive plan awards was computed as 175% of the target cash incentive compensation component that was based on non-GAAP earnings from operations goals (60%) and 100% of the target cash incentive compensation component that was based on individual performance goals (40%), although the Compensation Committee could award greater than 100% of target for individual performance goals under the plan, with no defined maximum. Actual amounts are reflected in the Summary Compensation Table, and there are no future payouts related to these awards.

(2)	Pursuant to the 2008 performance-based equity-based incentive compensation program, grants of performance-based RSUs to our named executive officers were made on February 20, 2008. The number of actual RSUs ultimately awarded was zero, determined by non-achievement of minimum targeted consolidated non-GAAP diluted EPS of the Company for the fiscal year ending December 31, 2008. Pursuant to the 2008 Performance-Awarded RSU Retention Plan, Messrs. Fennessy, Fenton and McGrath received an award of 300,000, 100,000 and 150,000 RSUs, respectively, to be issued based upon achievement of specific stock price hurdles within specific timeframes. No shares were issued under this plan in 2008 and on February 19, 2009, Messrs Fennessy, McGrath and Fenton forfeited these awards. Pursuant to her employment agreement effective December 16, 2007, Ms Bryan received an award of 15,000 serviced-based RSUs on January 10, 2008.

(3)	The grant date fair value of the stock awards granted to our named executive officers was calculated based on the closing price of the Company’s stock on February 20, 2008 of $18.87 multiplied by the target number of equity awards. The grant date fair value of the stock award that Ms. Bryan received in connection with the commencement of her employment was calculated based on the closing price of the Company’s stock on January 10, 2008 of $16.04. Because the performance-awarded RSUs to Messrs. Fennessy, Fenton and McGrath have a market condition, a custom Monte Carlo simulation model was used to estimate the award’s fair value at the grant date.

(4)	Mr. Fenton’s cash incentive threshold, target and maximum amounts for the 2008 cash incentive plan were translated into U.S. dollars using the average British Pound Sterling exchange rate in effect on December 18, 2007 ($2.02).

(5)	Mr. McGrath, Mr. Glandon and Ms. Eckstein resigned from the Company effective March 1, 2009, April 2, 2009 and July 18, 2008, respectively.

Employment Agreements, Severance and Change in Control Plans
Our employment agreements with executives and our incentive compensation plans reflect our compensation philosophy. The employment agreements for Mr. Fennessy, Ms. Bryan, and Mr. Fenton provide for continually renewing terms (two years for Mr. Fennessy and Ms. Bryan and until terminated for Mr. Fenton). Under our 1998 LTIP, all outstanding options and other awards become fully exercisable and all restrictions on outstanding awards shall lapse upon a change in control. Under the 2007 Plan, upon a change in control:
•	any options and SARs become fully exercisable and vested to the full extent of the original grant;

•	all performance shares, performance units and deferred amounts will be earned and payable in full at target levels and any restrictions shall lapse; and

•	other conditions applicable to any other awards lapse, and such other awards become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.
All other change in control benefits are “double trigger” (which means that they are triggered by two events: a change in control; plus a triggering termination under the change of control agreement), rather than “single trigger” (triggered only by a change in control).
In 2008, the Company and its executives (other than Mr. Fenton, who resides in the United Kingdom) entered into Amended and Restated Employment Agreements to comply with the final regulations issued under Section 409A of the Code. Certain other changes were made to provide more consistency in language in the Company’s employment agreements, but the economic terms of the agreements remain consistent with the previous agreements, such that there are not any new or materially amended arrangements for the payment of tax gross-ups. The material terms of the employment agreements with our current named executive officers are as follows:
Richard A. Fennessy
(i)	effective as of January 1, 2009;

(ii)	a severance payment upon termination “without cause” or termination by Mr. Fennessy for “good reason,” as those terms are defined in the agreement, payable upon termination, equal to two times Mr. Fennessy’s annual base salary, plus two times the annual bonus during the one of the two immediately preceding fiscal years that would produce the higher award, plus a prorated portion of any current quarterly or annual bonus, plus benefits (life, disability, accident, group health and dental) continuation for 24 months;

(iii)	a severance payment following a “change in control” of the Company if Mr. Fennessy terminates his employment for “good reason” or the Company terminates his employment “without cause,” as those terms are defined in the agreement, prior to the expiration of 24 months after the change in control occurs, equal to two times his highest annual base salary in effect during the term of the agreement and two times the higher annual bonus during the one of the two immediately preceding fiscal years which would produce the higher award, plus a prorated portion of any current quarterly or annual bonus, plus benefits continuation through the earlier of 42 months following termination or eligibility for new benefits. As was provided in Mr. Fennessy’s previous Employment Agreement, all payments made following a “change in control” are to be grossed-up for Mr. Fennessy’s excise taxes if the payment exceeds prescribed limits;

(iv)	in the event of Mr. Fennessy’s death, his estate will be entitled to his annual base salary due through the date of his death and a prorated portion of any incentive compensation to which he would have been entitled for the year had he not died. Mr. Fennessy’s agreement also provides for a life insurance policy in an amount equal to two times his annual base salary;

(v)	Mr. Fennessy’s agreement also provides a disability insurance benefit; and

(vi)	the agreement also provides for non-disclosure by Mr. Fennessy of our confidential information and includes covenants by Mr. Fennessy not to compete with the Company for a period of two years following termination of employment and not to solicit the employees, suppliers and customers for two years following termination of employment.
The table below outlines the potential payments to Mr. Fennessy upon the occurrence of certain termination triggering events assuming a hypothetical effective date of termination of December 31, 2008:

		Stock Based
		Compensation
Triggering Event	Severance	Awards(1)	Benefits	Total

Termination Without Cause or for Good Reason as defined in the employment agreement	$5,045,106	$—	$32,059	$5,077,165

Involuntary Termination — Change in Control	5,045,106	177,846	56,104	5,279,056

Disability	—	—	—	—

Death	450,000	177,846	—	627,846

(1)	Represents the unamortized expense related to outstanding RSUs at December 31, 2008. Assuming a hypothetical date of termination of December 31, 2008, the intrinsic value of the stock awards available to Mr. Fennessy is $360,636, which represents the value based on the closing price of the Company’s common stock on December 31, 2008 of $6.90 per share.
Glynis A. Bryan
(i)	effective as of January 1, 2009;

(ii)	a severance payment upon termination “without cause” or termination by Ms. Bryan for “good reason,” as those terms are defined in the agreement, payable upon termination, equal to two times Ms. Bryan’s annual base salary, plus one times the annual bonus during the one of the two immediately preceding fiscal years that would produce the higher award, plus a prorated portion of any current quarterly or annual bonus, plus benefits continuation for 24 months;

(iii)	a severance payment following a “change in control” of the Company if Ms. Bryan terminates her employment for “good reason,” or the Company terminates her employment “without cause,” as those terms are defined in the agreement, prior to the expiration of 24 months after the change in control occurs, equal to two times her highest annual base salary in effect during the term of the agreement and two times the higher annual bonus during the one of the two immediately preceding fiscal years which would produce the higher award, plus a prorated portion of any current quarterly or annual bonus, plus benefits continuation through the earlier of 42 months following termination or eligibility for new benefits. As with her previous agreement, all payments made following a “change in control” are to be grossed-up for Ms. Bryan’s excise taxes if the payment exceeds prescribed limits;

(iv)	in the event of Ms. Bryan’s death, her estate will be entitled to her base salary for a period of ninety days following the date of her death and a prorated portion of any incentive compensation earned for the quarter in which her death occurred, plus a prorated bonus for the year in which her death occurs for any incentive compensation plan with annual objectives;

(v)	in the event of Ms. Bryan’s “Disability” as such term is defined in the Agreement, Ms. Bryan shall receive base salary for a period of ninety days following the date the agreement is terminated due to Disability and a prorated portion of any incentive compensation earned for the quarter in which the agreement is terminated due to Disability, plus a prorated bonus for the year in which the termination takes place for any incentive compensation plan with annual objectives; and

(vi)	the agreement also provides for non-disclosure by Ms. Bryan of our confidential information and includes covenants by Ms. Bryan not to compete with Insight or solicit its employees, suppliers or customers for a period of two years following termination of employment.
The table below outlines the potential payments to Ms. Bryan upon the occurrence of certain termination triggering events assuming a hypothetical effective date of termination of December 31, 2008:

		Stock Based
		Compensation
Triggering Event	Severance	Awards(1)	Benefits(2)	Total

Termination Without Cause or for Good Reason as defined in the employment agreement	$1,201,120	$—	$10,178	$1,211,298

Involuntary Termination — Change in Control	1,201,120	885,504	52,636	2,139,260

Disability	270,000	—	—	270,000

Death	270,000	—	—	270,000

(1)	Represents the unamortized expense related to outstanding options and the unamortized expense related to RSUs at December 31, 2008. Assuming a hypothetical date of termination of December 31, 2008, the intrinsic value of the option awards and stock awards available to Ms. Bryan is $0 and $103,500, respectively, which represents the value based on the closing price of the Company’s common stock on December 31, 2008 of $6.90 per share.

(2)	Includes $34,825 related to a Section 280 tax gross-up in the event of an Involuntary Termination following a Change in Control.
Stuart A. Fenton
(i)	effective date as of September 12, 2002, amended effective as of July 1, 2004;

(ii)	upon termination of employment for reasons other than those specifically defined in the agreement, a lump-sum payment in an amount equal to 165,000 British Pounds Sterling, less the amount paid in salary during the required statutory notice period; and

(iii)	the agreement also provides for non-disclosure by Mr. Fenton of our confidential information and includes covenants by Mr. Fenton not to compete with the Company for a period of twelve months following termination of employment and not to solicit the employees, suppliers and customers for a period of eighteen months following termination of employment.

The table below outlines the potential payments to Mr. Fenton upon the occurrence of certain termination triggering events assuming a hypothetical effective date of termination of December 31, 2008:

		Stock Based
		Compensation
Triggering Event	Severance(1)	Awards(2)	Total

Termination	$239,250	$—	$239,250

Termination Following a Change in Control	239,250	97,887	337,137

Death	—	97,887	97,887

(1)	Severance payment translated into U.S. dollars using the British Pound Sterling exchange rate in effect on December 31, 2008 of $1.45.

(2)	Represents the unamortized expense related to outstanding options and the unamortized expense related to RSUs at December 31, 2008. Assuming a hypothetical date of termination of December 31, 2008, the intrinsic value of the option awards and stock awards available to Mr. Fenton is $0 and $198,258, respectively, which represents the value based upon the closing price of the Company’s common stock on December 31, 2008 of $6.90 per share.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth information regarding outstanding equity awards at December 31, 2008 for the named executive officers.

	Option Awards				Stock Awards
								Equity
								Incentive
								Plan
								Awards:
							Equity	Market or
							Incentive	Payout
							Plan Awards:	Value of
						Market	Number of	Unearned
	Number	Number of				Value of	Unearned	Shares,
	of	Securities			Number of	Shares or	Shares, Units	Units or
	Securities	Underlying			Shares or	Units of	or Other	Other
	Underlying	Unexercised			Units of Stock	Stock That	Rights That	Rights That
	Unexercised	Options (#)	Option	Option	That Have Not	Have Not	Have Not	Have Not
	Options (#)	Unexercisable	Exercise Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	(1)	($)	Date	(#)(2)	($)(3)	(#)(4)	($)(3)
Richard A. Fennessy	500,000	—	19.90	11/15/2009	—	—	—	—
	250,000	—	20.36	1/3/2010	—	—	—	—
	100,000	—	18.53	5/6/2010	—	—	—	—
	—	—	—	—	5,333	36,798	—	—
	—	—	—	—	9,600	66,240	—	—
	—	—	—	—	37,333	257,598	—	—
	—	—	—	—	—	—	300,000	2,070,000

Glynis A. Bryan	66,667	133,333	17.77	12/17/2012	—	—	—	—
	—	—	—	—	15,000	103,500	—	—

Stuart A. Fenton	20,000	—	18.53	5/6/2010	—	—	—	—
	46,500	—	21.25	2/4/2009	—	—	—	—
	—	—	—	—	3,000	20,700	—	—
	—	—	—	—	5,200	35,880	—	—
	—	—	—	—	20,533	141,678	—	—
	—	—	—	—	—	—	100,000	690,000

Mark T. McGrath(5)	200,000	—	19.72	5/23/2010	—	—	—	—
	—	—	—	—	4,000	27,600	—	—
	—	—	—	—	7,200	49,680	—	—
	—	—	—	—	28,000	193,200	—	—
	—	—	—	—	—	—	150,000	1,035,000

Gary M. Glandon(5)	50,000	—	18.35	2/21/2010	—	—	—	—
	60,000	—	18.53	5/6/2010	—	—	—	—
	—	—	—	—	2,000	13,800	—	—
	—	—	—	—	3,600	24,840	—	—
	—	—	—	—	14,000	96,600	—	—

Catherine W. Eckstein(5)	—	—	—	—	—	—	—	—

(1)	Unvested options vest ratably over three years.

(2)	Under various service-based equity incentive compensation programs, our named executive officers have received varying levels of grants of service-based RSUs and restricted stock awards that vest ratably over three years. The awards to Ms. Bryan were made under the 2007 Plan.

In addition, pursuant to the 2007 and 2006 performance-based equity incentive compensation programs, grants of RSUs to our named executive officers were made in February 2007 and January 2006, respectively, and the number of actual RSUs ultimately awarded was determined by actual achievement of consolidated non-GAAP diluted EPS of the Company for the fiscal years ending December 31, 2007 and 2006 against target consolidated non-GAAP diluted EPS. On the vest date, the RSUs converted to service-based RSUs and one-third of the RSUs vested, with the remainder vesting ratably over the following two years. All of these grants of RSUs were made under the 1998 Plan.

Pursuant to the 2008 performance-based equity-based incentive compensation program, grants of performance-based RSUs to our named executive officers were made in February 2008. The number of actual RSUs ultimately awarded was zero, determined by non-achievement of minimum targeted consolidated non-GAAP diluted EPS of the Company for the fiscal year ending December 31, 2008.

(3)	Represents the value based upon the number of shares awarded multiplied by the closing price on December 31, 2008 ($6.90).

(4)	Pursuant to the 2008 Performance-Awarded RSU Retention Plan, Messrs. Fennessy, Fenton and McGrath received an award of 300,000, 100,000 and 150,000 RSUs, respectively, to be issued based upon achievement of specific stock price hurdles within specific timeframes. No shares were issued under this plan in 2008, and no shares will be issued under this plan or in the future.

(5)	Mr. McGrath, Mr. Glandon and Ms. Eckstein resigned from the Company effective March 1, 2009, April 2, 2009 and July 18, 2008, respectively.
OPTION EXERCISES AND STOCK VESTED TABLE
The following table sets forth information with respect to shares of Insight Enterprises, Inc. common stock acquired through exercises of stock options and vesting of restricted shares and units and the number of shares acquired and value realized on exercise or vesting by the named executive officers during 2008.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)	on Vesting (#)(1)	on Vesting ($)(1)

Richard A. Fennessy	—	—	58,600	1,046,873

Glynis A. Bryan	—	—	—	—

Stuart A. Fenton	25,000	220,128	18,467	334,240

Mark T. McGrath	—	—	30,200	517,492

Gary M. Glandon	—	—	12,600	228,046

Catherine W. Eckstein	—	—	14,266	248,504

(1)	During 2008, the stock awards that vested for the named executive officers in the United States were net-share settled such that the Company withheld shares with value equivalent to the named executive officer’s minimum statutory United States tax obligation for the applicable income and other employment taxes and remitted the cash to the appropriate taxing authorities. The amounts in the table represent the gross number of shares and value realized on vesting for each of the named executive officers. The net number of shares acquired by Mr. Fennessy, Mr. McGrath, Mr. Glandon and Ms. Eckstein on vesting were 38,565, 20,197, 8,262 and 9,397, respectively.

NONQUALIFIED DEFERRED COMPENSATION TABLE
Effective January 1, 2008, the Company established the Insight Nonqualified Deferred Compensation Plan (“Deferred Compensation Plan”) with an effective date of January 1, 2008. The Deferred Compensation Plan is a nonqualified deferred compensation plan maintained primarily to provide deferred compensation benefits for “a select group of management or highly compensated employees” as defined by the Employee Retirement Income Security Act of 1974, as amended, and was designed to comply with Section 409A of the Code. The Deferred Compensation Plan permits participants to voluntarily defer receipt of compensation including salary, bonuses and any other cash compensation, up to 90% of base salary and up to 100% for other cash compensation. Participants earn a rate of return on their deferred amounts based on their selection from a variety of independently managed funds. Employees are fully vested in their deferrals, but withdrawals at times other than deferral dates selected by participants are not permitted until retirement, termination of employment, disability or death, except in case of unforeseen emergencies. The Company does not provide a guaranteed rate of return on these deferred amounts, and the rate of return realized depends on the participant’s fund selections and market performance of these funds.

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)

Richard A. Fennessy	87,708	—	(19,204)	—	68,504

Gary M. Glandon	12,987	—	(2,332)	—	10,655

(1)	The amounts reported in this column reflect, on a cash basis, named executive officer contributions during 2008 to our Deferred Compensation Plan, a non-qualified deferred compensation plan. All of the salary and non-equity compensation amounts voluntarily deferred by the named executive officers are included in the salary and non-equity incentive compensation amounts reported for the named executive officers in the Summary Compensation Table.

(2)	The Company does not currently make any contributions to the Deferred Compensation Plan.

(3)	The amounts are deemed investment returns in 2008 on employee contributions.

(4)	No withdrawals or distributions were made to any named executive officers under the Deferred Compensation Plan in 2008.

(5)	The balances are the balances of the named executive officers’ accounts as of the end of 2008. All of the salary and non-equity compensation amounts voluntarily deferred by the named executive officers are included in the salary and non-equity incentive compensation amounts reported for the named executive officers in the Summary Compensation Table.

DIRECTOR COMPENSATION
Mr. Fennessy does not receive any separate compensation for his Board service or activities. In 2008, each non-employee director received $20,000 per quarter for serving on the Board. An additional $1,250 per quarter was paid to the director serving as Chair of a committee. For 2009, each non-employee director will again receive $20,000 per quarter for serving on the Board and $2,500 per quarter for serving as Chair of a committee. For 2008, Mr. Crown, Chair of the Board, was paid a retainer of $110,000 in lieu of standard compensation for directors because of his time commitments to the Company as Chair of the Board. For 2009, the Compensation Committee has recommended to the Board for approval and the Board has approved a $110,000 retainer for Mr. Crown for service as Chair of the Board. We reimburse non-employee directors for their reasonable expenses incurred in connection with service as directors, and non-employee directors may elect to participate in the medical and dental benefit programs offered to all teammates at the rates paid by teammates of the Company.
In 2008, non-employee directors received 2,000 RSUs upon joining the Board and all directors received a grant of RSUs equal in value to $70,000 on the date of the approval of the award, which amounted to 3,500 shares that will vest ratably over three years, subject to continued Board service. For 2009, existing non-employee directors will continue to receive a grant of RSUs equal to $70,000, but the valuation will be calculated at the closing price of the Company’s shares on the date of its annual meeting, in accordance with the Company’s past practices. Upon joining the Board, new non-employee directors will receive a pro-rata share of the last annual grant of RSUs to the other non-employee directors, based on the number of whole months the new non-employee director will serve before the next regularly scheduled annual meeting date. These awards will also vest ratably over three years, subject to continued Board service.
The table below sets forth information concerning compensation of the Company’s directors in 2008.

	Fees Earned or
	Paid in
	Cash	Stock Awards	Option Awards
Name	($)	($)(1)(3)	($)(2)(3)	Total ($)

Timothy A. Crown	110,000	31,183	—	141,183

Bennett Dorrance	80,000	31,183	868	112,051

Michael M. Fisher	85,000	31,183	868	117,051

Larry A. Gunning	80,000	31,183	868	112,051

Anthony A. Ibargüen	40,000	4,024	—	44,024

Robertson C. Jones	85,000	31,183	868	117,051

Kathleen S. Pushor	80,000	31,183	3,329	114,512

David J. Robino	85,000	44,032	—	129,032

(1)	These amounts reflect the dollar amount recognized in accordance with SFAS No. 123R for financial statement purposes for the year ended December 31, 2008. These amounts include awards pursuant to the 2007 Plan and the 1998 Plan and thus may include amounts from awards granted in and prior to 2008. Assumptions used in the calculations of these amounts are included in the footnotes to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2008, which are included in Item 8 of the Company’s annual report on Form 10-K filed with the SEC. An estimate of forfeitures is not included in these amounts nor were any actual forfeitures included in these amounts. On July 1, 2008, Mr. Ibargüen was granted 2,000 restricted stock units related to the commencement of his Board service. The grant date fair value of these awards was $24,080 (calculated by multiplying the number of shares by $12.04 per share, the closing price reported by The Nasdaq Global Select Market). On May 6, 2008, each continuing non-employee director was granted 3,500 restricted stock units in connection with their annual award. The grant date fair value of each of these awards was $42,525 (calculated by multiplying the number of shares by $12.15 per share, the closing price reported by The Nasdaq Global Select Market).

(2)	These amounts reflect the dollar amount recognized in accordance with SFAS No. 123R for financial statement purposes for the year ended December 31, 2008. These amounts include awards pursuant to the 1998 Plan and the 1999 Broad Based Plan and thus include amounts from awards granted prior to 2008. Assumptions used in the calculations of these amounts are included in footnotes to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2008, which are included in Item 8 of the Company’s annual report on Form 10-K filed with the SEC. An estimate of forfeitures is not included in these amounts nor were any actual forfeitures included in these amounts. There were no option awards made to non-employee directors during 2008.

(3)	As of December 31, 2008, the aggregate number of stock awards and option awards outstanding for each director was as follows:

Name	Stock Awards	Option Awards

Timothy A. Crown	7,000	186,000

Bennett Dorrance	7,000	10,000

Michael M. Fisher	7,000	12,593

Larry A. Gunning	7,000	12,593

Anthony A. Ibargüen	2,000	—

Robertson C. Jones	7,000	12,593

Kathleen S. Pushor	7,000	5,000

David J. Robino	8,000	—
The cost of certain perquisites and other personal benefits are not included because in the aggregate they did not exceed, in the case of any director, $10,000.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under the securities laws of the United States, our directors, executive officers, and any persons holding more than 10% of our common stock are required to report their initial ownership of our common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established, and we are required to disclose any known failure to file by these dates. A total of twenty-three of seventy-four filings made during 2008 were considered late, primarily as a result of turnover in Company personnel responsible for assisting our officers and directors with their filings during the first half of 2008, as follows: (i) six late filings were made on February 19, 2008 (Ms. Eckstein, Mr. Fennessy, Mr. Fenton, Mr. Glandon, Karen McGinnis and Mr. McGrath) with respect to withholding of shares to satisfy tax obligations; (ii) four late filings were made on February 22, 2008 (Dave Rice) with respect to sales of shares; (iii) ten late filings were made on February 25, 2008 (Mr. Andrews, Ms. Bryan, Ms. Eckstein, Mr. Fennessy, Mr. Fenton, Mr. Glandon, Helen Johnson, Ms. McGinnis, Mr. McGrath and Steve Speidel) with respect to RSU grants on February 20, 2008; (iv) two late filings were made on February 4, 2008 and February 20, 2008 (both, Mr. Speidel) with respect to an initial report on Form 3 and to withholding of shares to satisfy tax obligations; and (v) one late filing was made on May 6, 2008 (Mr. Fennessy) with respect to withholding of shares to satisfy tax obligations in January 2008.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS
AND CERTAIN CONTROL PERSONS
Our written policy provides that any transaction with respect to a director or executive officer who is subject to the reporting requirements of Section 16(a) of the Exchange Act must be reviewed and approved, in advance, by the Audit Committee. Any such related party transactions will only be approved if the Audit Committee determines that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the Company, or otherwise create a conflict of interest that would be detrimental to the Company.
CODE OF ETHICS
We have adopted a Code of Ethics that applies to directors and all employees, including our Chief Executive Officer and our senior financial executives. The Code of Ethics may be viewed online on our website at www.insight.com. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendments to, or waivers from, a provision of our Code of Ethics by posting such information on our website at the location specified above, unless otherwise required by Nasdaq Rules to disclose any such waiver on Form 8-K.
CORPORATE GOVERNANCE INITIATIVES
After careful consideration by the Nominating and Governance Committee, and based on its unanimous recommendation, in January 2008, the Board of Directors approved an amendment to Section 5 of Article II of the Company’s Amended and Restated Bylaws. The amendment changes the voting standard for the election of directors from a plurality to a majority of votes cast in uncontested elections and adds a requirement that directors who do not receive a majority vote must tender their resignation to the Board.
Also after careful consideration by the Nominating and Governance Committee, and based on its unanimous recommendation, in January 2008, the Board also added a new Section 11 to Article V of the Bylaws which provides that the Company will seek stockholder approval prior to its adoption of a stockholder rights plan (as defined in the amendment), unless the Board, in the exercise of its fiduciary duties, determines that, under the circumstances existing at the time, it is in the best interests of the Company’s stockholders to adopt or extend a stockholder rights plan without delay. The amendment further provides that a stockholder rights plan adopted or extended by the Board without prior stockholder approval must provide that it will expire unless ratified by the stockholders of the Company within one year of adoption. The Company’s Amended and Restated Bylaws did not previously contain a provision specifically addressing the adoption of a stockholder rights plan. The Company’s stockholder rights plan expired in accordance with its terms in December 2008.

Following the review of the accounting treatment of aged trade credits and other accounting issues, in April 2009 the Audit Committee considered and approved a number of remedial actions to address accounting issues and to improve the Company’s corporate governance, including the correction of certain accounting practices and the other actions related to the adoption, implementation and documentation of new policies, procedures and controls. For a further description of the remedial actions, see the “Audit Committee Report” contained in this Proxy Statement, as well as Part II, Item 9A, “Controls and Procedures” in the Company’s annual report on Form 10-K for the year ended December 31, 2008 filed with the SEC.
In recommending the proposed slate of directors, the Nominating and Governance Committee took into account the findings of the Audit Committee’s investigation relating to the accounting treatment of aged trade credits and the remedial actions adopted by the Audit Committee. As noted above, the Nominating and Governance Committee currently is conducting a search for an additional director with expertise as a certified public accountant, chief financial officer or corporate controller or similar experience, and will also continue to review committee assignments and rotation of committee chairs, as appropriate.
The Audit Committee and the Nominating and Governance Committee have taken note of the fact that significant management changes have occurred over the last two years. The Company announced the appointment of Ms. Bryan as its Chief Financial Officer in December, 2007. In addition, the Company named Ms. Johnson as its Senior Vice President, Treasury and Investor Relations in October, 2007, and the appointment of Mr. Andrews as its General Counsel in September, 2007. The Company named Mr. Speidel as its Chief Information Officer in November, 2007, and also added a Vice President-Finance in September, 2007. The Committees also took note of the fact that the issues relating to the recent restatement were discovered and corrected by management, and that the credit adjustments that resulted in the restatement had been reviewed by the Company’s outside auditors in prior periods. The Audit Committee took all of this into account in determining to assign the Chief Financial Officer the responsibility of developing a program and timeline to implement the remedial measures adopted by the Audit Committee.
Finally, pursuant to its charter, the Audit Committee has the sole authority to retain (subject to ratification by shareholders) and terminate the Company’s independent registered public accounting firm. The Audit Committee has reappointed KPMG as our independent registered public accounting firm for the year ending December 31, 2009. In connection with fiscal year 2010, the Committee intends to request proposals from several nationally recognized independent registered public accounting firms, including KPMG, to serve as the Company’s independent auditor for the year ending December 31, 2010.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 30, 2009 (except as otherwise indicated) by (i) each person or entity known to us own beneficially more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of the named executive officers and (iv) all directors and executive officers as a group.

	Shares of Common Stock
	Beneficially Owned(1)
Name	Number of Shares		Percent

FMR LLC	5,109,196	(2)	11.21%

AXA Financial, Inc. and affiliated entities	4,927,778	(3)	10.80%

Dimensional Fund Advisors LP	3,649,089	(4)	8.01%

Barclays Global Investors, N.A. and affiliated entities	3,410,493	(5)	7.48%

Jennison Associates LLC	2,764,263	(6)	6.06%

Richard A. Fennessy	1,033,370	(7)	2.21%

Timothy A. Crown	352,667	(8)	*

Mark T. McGrath	296,773	(9)	*

Glynis A. Bryan	77,320	(10)	*

Gary M. Glandon	77,118	(11)	*

Stuart A. Fenton	53,467	(12)	*

Robertson C. Jones	35,094	(13)	*

Catherine W. Eckstein	18,331		*

Michael M. Fisher	15,594	(14)	*

Larry A. Gunning	13,094	(15)	*

Kathleen S. Pushor	12,701	(16)	*

Bennett Dorrance	10,001	(17)	*

Anthony A. Ibargüen	4,000		*

David J. Robino	3,335	(18)	*

All directors and executive officers as a group (17 persons)	2,082,878	(19)	4.41%

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. In accordance with SEC rules, a person is deemed to own beneficially any shares that such person has the right to acquire within 60 days of the date of determination of beneficial ownership. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, to our knowledge the persons or entities named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Share data based on information in a Schedule 13G filed on March 10, 2009 with the SEC by FMR LLC. As of February 28, 2009, the Schedule 13G indicates that FMR LLC had sole voting power with respect to 2,600 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 5,109,196 shares and shared dispositive power with respect to 0 shares. The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(3)	Share data based on information in an amendment to a Schedule 13G filed on February 13, 2009 with the SEC by AXA Financial, Inc., AXA, The Mutuelles AXA and certain of their affiliated entities. As of December 31, 2008, the Schedule 13G indicates that AXA Rosenberg Investment Management LLC, AllianceBernstein and AXA Equitable Life Insurance had sole voting power as to 1,136,652 shares, 2,492,338 shares and 2,900 shares, respectively, and sole dispositive power as to 2,122,195 shares, 2,802,683 shares and 2,900 shares, respectively. The address for AXA Financial, Inc. is 1290 Avenue of the Americas, New York, New York 10104, the address for AXA is 25, avenue Matignon, 75008 Paris, France and the address for The Mutuelles AXA is 26, rue Drouot, 75009 Paris, France.

(4)	Share data based on information in an amendment to a Schedule 13G filed on February 9, 2009 with the SEC by Dimensional Fund Advisors LP. As of December 31, 2008, the Schedule 13G indicates that Dimensional Fund Advisors LP had sole voting power with respect to 3,536,434 shares and sole dispositive power with respect to 3,649,089 shares. The address of Dimensional Fund Advisors LP is Palisades West, Building One. 6300 Bee Cave Road, Austin, TX 78746.

(5)	Share data based on information in a Schedule 13G filed on February 5, 2009 with the SEC by Barclays Global Investors, NA (“Barclays Investors”), Barclays Global Fund Advisors (“Barclays Fund Advisors”), Barclays Global Investors, LTD (“Barclays Investors Ltd.”), Barclays Global Investors Japan Limited (“Barclays Japan Limited”), Barclays Global Investors Canada Limited (“Barclays Canada Limited”), Barclays Global Investors Australia Limited (“Barclays Australia Limited”) and Barclays Global Investors (Deutschland) AG (“Barclays Global Investors AG”). As of December 31, 2008, the Schedule 13G indicates that Barclays Investors has sole voting power as to 1,130,409 shares and sole dispositive power as to 1,322,211 shares, Barclays Fund Advisors has sole voting power as to 1,538,275 shares and sole dispositive power as to 2,057,203 shares, Barclays Investors Ltd. has sole dispositive power as to 1,670 shares and sole dispositive power as to 31,079 shares. The address for Barclays Investors and Barclays Fund Advisors is 400 Howard Street, San Francisco, CA 94105, the address for Barclays Investors Ltd. is Murray House, 1 Royal Mint Court, London, United Kingdom EC3N 4HH, the address for Barclays Japan Limited is Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan. The address for Barclays Canada Limited is Brookfield Place 161 Bay Street, Suite 2500, PO Box 614, Toronto, Canada, Ontario M5J 2S1. The address for Barclays Australia Limited is Level 43, Grosvenor Place, 225 George Street, PO Box N43, Sydney, Australia, NSW 1220. The address for Barclays Global Investors AG is Apianstrasse 6, D-85774, Unterfohring, Germany.

(6)	Share data based on information in a Schedule 13G filed on February 17, 2009 with the SEC by Jennison Associates LLC. As of December 31, 2008, the Schedule 13G indicates that Jennison Associates LLC had sole voting power with respect to 2,713,363 shares and shared dispositive power with respect to 2,764,263 shares. The address of Jennison Associates LLC is 466 Lexington Avenue, New York, NY 10017.

(7)	Includes 850,000 shares subject to options exercisable within 60 days of April 30, 2009.

(8)	Includes 1,500 shares subject to restricted stock that will vest within 60 days of April 30, 2009.

(9)	Includes 200,000 shares subject to options exercisable within 60 days of April 30, 2009.

(10)	Includes 66,667 shares subject to options exercisable within 60 days of April 30, 2009.

(11)	Includes 60,000 shares subject to options exercisable within 60 days of April 30, 2009.

(12)	Includes 20,000 shares subject to options exercisable within 60 days of April 30, 2009.

(13)	Includes 11,593 shares subject to options exercisable or restricted stock that will vest within 60 days of April 30, 2009.

(14)	Includes 11,593 shares subject to options exercisable or restricted stock that will vest within 60 days of April 30, 2009.

(15)	Includes 11,593 shares subject to options exercisable or restricted stock that will vest within 60 days of April 30, 2009.

(16)	Includes 6,500 shares subject to options exercisable or restricted stock that will vest within 60 days of April 30, 2009.

(17)	Includes 4,000 shares subject to options exercisable or restricted stock that will vest within 60 days of April 30, 2009.

(18)	Includes 1,834 shares subject to restricted stock that will vest within 60 days of April 30, 2009.

(19)	Includes 1,294,030 shares subject to options exercisable or restricted stock that will vest within 60 days of April 30, 2009.
AUDIT COMMITTEE REPORT
As described more fully in its charter, which was amended in May 2007, the purpose of the Audit Committee is to assist the Board in its general oversight of Insight’s financial reporting, internal control and audit functions. Insight’s management is responsible for the preparation, presentation and integrity of our consolidated financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations. Insight’s independent registered public accounting firm, KPMG, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).
Among other matters, the Audit Committee monitors the activities and performance of Insight’s internal auditors and KPMG, including the audit scope, auditor independence matters and the extent to which KPMG may be retained to perform non-audit services. The Audit Committee has the ultimate authority and responsibility to select, evaluate, and when appropriate, replace the independent registered public accounting firm. The Audit Committee also reviews the results of the internal auditors and KPMG’s work with regard to the adequacy and appropriateness of Insight’s financial, accounting and internal controls, including obtaining progress reports throughout the year on Insight’s compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee engaged in regular discussions with the vice president of internal audit and KPMG without the presence of members of management during 2008. Management and KPMG presentations to, and discussions with, the Audit Committee also covered various topics and events that have significant financial impact on Insight or were the subject of discussions between management and KPMG. In this context, the Audit Committee met 13 times during 2008. As needed during such meetings, the Audit Committee held executive sessions with senior members of Insight’s financial management team, the Vice President of Internal Audit and KPMG.
The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services provided by KPMG. For each non-audit service, as defined in the policy, performed by KPMG, an engagement letter confirming the scope and terms of the work to be performed is submitted to the Audit Committee for pre-approval. Any modification to an executed engagement letter must also be pre-approved by the Audit Committee. As permitted by Section 10A(i)(3) of the Exchange Act, the Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for all engagements under $100,000. The Chair of the Audit Committee must report any pre-approval decisions to the Audit Committee at its next regular quarterly meeting. All non-audit services provided by KPMG were pre-approved by the Audit Committee during 2008.

Management has reviewed and discussed Insight’s audited consolidated financial statements with the Audit Committee including a discussion of the quality, not just the acceptability, of the relevant accounting principles, the reasonableness of significant judgments made in connection with critical accounting principles and the accuracy and clarity of disclosures in the consolidated financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations that the audited consolidated financial statements of Insight have been prepared in conformity with United States generally accepted accounting principles.
The Audit Committee has received the results of the internal investigation into the Company’s historical accounting treatment since 1996 of certain aged trade credits arising in the ordinary course of business and the recommendations of management and the investigative team for remedial measures. The Audit Committee has adopted these remedial measures and directed management to implement them under the supervision of the Audit Committee. For a description of the remedial measures, see Part II, Item 9A. “Controls and Procedures” in the Company’s annual report on Form 10-K for the year ended December 31, 2008 filed with the SEC.
The Audit Committee discussed with KPMG the matters required to be discussed with the Audit Committee under Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged With Governance” and Rule 2-07 of Regulation S-X, “Communications with Audit Committees.” KPMG also provided to the Audit Committee a letter with the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding independence.
Based on the Audit Committee’s discussions with management and KPMG and its review of the representations of management and the reports of KPMG to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Insight’s annual report on Form 10-K for the year ended December 31, 2008 filed with the SEC.
AUDIT COMMITTEE:

Michael M. Fisher, Chair	Anthony A. Ibargüen
Robertson C. Jones	Kathleen S. Pushor
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, as amended, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any such filings.
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
KPMG served as our independent registered public accounting firm for the year ended December 31, 2008 and has served in that capacity since being appointed in 1988. The Audit Committee has reappointed KPMG as our independent auditor for the year ending December 31, 2009. Pursuant to its charter, the Audit Committee has sole authority to retain (subject to ratification by stockholders) and terminate the Company’s independent registered public accounting firm. In connection with fiscal year 2010, the Audit Committee intends to request proposals from several nationally recognized independent registered public accounting firms, including KPMG, to serve as the Company’s independent auditor for the year ending December 31, 2010.

Fees and Independence
Audit Fees. KPMG billed us an aggregate of $4,109,000 and $4,372,000 for professional services rendered for the audit of our consolidated financial statements, reviews of our consolidated financial statements included in our quarterly reports on Form 10-Q and statutory audits for foreign subsidiaries for the years ended December 31, 2008 and 2007, respectively.
Audit-Related Fees. Audit-related fees billed by KPMG for the year ended December 31, 2008 were $104,000 and included an audit in accordance with Statement on Auditing Standards No. 70 and a compliance audit of a United Kingdom contract. No audit related fees were paid to KPMG for the year ended December 31, 2007.
Tax Fees. Tax fees billed by KPMG for the years ended December 31, 2008 and 2007 of $104,000 and $84,000, respectively, include fees for services relating to tax compliance, expatriates and tax planning and advice, including assistance with tax audits.
All Other Fees. There were no other fees paid to KPMG for the years ended December 31, 2008 and 2007.
The Audit Committee has determined that the provision of services by KPMG described in the preceding paragraphs is compatible with maintaining KPMG’s independence. All permissible non-audit services provided by KPMG in 2008 were pre-approved by the Audit Committee. In addition, no audit engagement hours were spent by people other than KPMG’s full-time, permanent employees.
Pursuant to Section 202 of the Sarbanes-Oxley Act of 2002, our Audit Committee has approved all auditing and non-audit services performed to date and currently planned to be provided related to the fiscal year 2008 by our independent registered public accounting firm, KPMG. The services include the annual audit, quarterly reviews, statutory audits for foreign subsidiaries, issuances of consents related to SEC filings and certain tax compliance services.
PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF KPMG
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has retained KPMG as our independent registered public accounting firm for the year ending December 31, 2009, and we are asking stockholders to ratify that appointment. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment but will not necessarily select another firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.
We expect that representatives of KPMG will attend the annual meeting, have an opportunity to make a statement and be available to answer questions.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2009
STOCKHOLDER PROPOSALS
The date of our 2010 annual meeting has been set tentatively for May 20, 2010. This date has changed by more than 30 days from our 2009 annual meeting, which is being held on June 23, 2009. Accordingly, the SEC’s proxy rules and regulations provide that the deadline for submitting proposals to be included in the proxy statement and form of proxy relating to the 2010 meeting must be a reasonable time before the Company begins to print and send its 2010 proxy materials. We intend to treat any stockholder proposal that we receive prior to January 20, 2010 as timely, which is the date that is 120 days before the date this proxy statement was released to stockholders. If any stockholder would like to make a proposal at our 2010 annual meeting, we must receive it no later than January 20, 2010 in order that it may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.
Stockholders may propose director candidates for consideration by sending the name of any recommended candidate, together with pertinent biographical information, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating stockholder’s ownership of our common stock to our Corporate Secretary at 6820 South Harl Avenue, Tempe, Arizona 85283. If any stockholder intends to present a proposal at the 2010 annual meeting of stockholders, including the nomination of a director candidate, without inclusion of such proposal in our proxy materials, we must receive notice of such proposal no earlier than February 11, 2010 and no later than March 13, 2010. Any notice received prior to February 11, 2010 or after March 13, 2010, is untimely. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Proposals should be addressed to our Corporate Secretary at 6820 South Harl Avenue, Tempe, Arizona 85283.
OTHER MATTERS
We know of no other matters to be brought before the annual meeting. If any other matter properly comes before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares represented by the proxies as the Board may recommend.
FORWARD LOOKING STATEMENTS
This proxy statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include, but are not limited to, statements made in the Compensation Discussion and Analysis section of this proxy statement regarding performance targets and amounts that may be earned under our executive compensation arrangements and the achievement of the performance targets relating thereto. Insight undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned under the heading “Risk Factors” in our annual report on Form 10-K, and in the periodic reports that we file with the SEC on Form 10-Q and Form 8-K.
IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 23, 2009
The proxy materials for the Company’s annual meeting of stockholders, including the 2008 annual report and this proxy statement, are available over the Internet by accessing the Company’s website at www.insight.com. Other information on the Company’s website does not constitute part of the Company’s proxy materials.

INSIGHT ENTERPRISES, INC.
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, June 23, 2009
11:00 a.m. M.S.T.

Insight Client Support Center
910 West Carver Road
Tempe, Arizona 85284

Insight Enterprises, Inc. 910 West Carver Road, Tempe, Arizona 85284	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 23, 2009.
The shares of stock you hold in your account will be voted as you specify.
If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.
By signing this proxy, you revoke all prior proxies and appoint RICHARD A. FENNESSY AND STEVEN R. ANDREWS and each of them acting in the absence of the others, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
See reverse for voting instructions.

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

:	INTERNET — www.eproxy.com/nsit
Use the Internet to vote your proxy until 12:00 p.m. (CT) on June 22, 2009.

(	PHONE — 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on June 22, 2009.

*	MAIL — Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.
TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of three	01 Timothy A. Crown	☐ Vote FOR		☐ Vote WITHHELD
Class III Directors:	02 Anthony A. Ibargüen	all nominees		from all nominees
	03 Kathleen S. Pushor	(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2009.		☐ For	☐ Against	☐ Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSALS AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

Address Change? Mark Box ☐ Indicate changes below:	Planning to attend the Annual Meeting? Mark Box ☐
Date:
Signature(s) in Box

Please sign exactly as your name(s) appear on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.